Exhibit 10.1
Execution Version
ASSET PURCHASE AGREEMENT
dated as of
May 31, 2007
by and among
TOLLGRADE COMMUNICATIONS, INC.
and
TERADYNE, INC.

ARTICLE I DEFINITIONS		1

1.01.	Definitions	1
1.02.	Interpretation	10

ARTICLE II PURCHASE AND SALE		10

2.01.	Purchase and Sale	10
2.02.	Excluded Assets	12
2.03.	Assumption of Liabilities	13
2.04.	Excluded Liabilities	14
2.05.	Assignment of Contracts and Rights	16
2.06.	Licensed Intellectual Property	16
2.07.	Purchase Price; Closing	16
2.08.	Post-Closing Purchase Price Adjustment	18
2.09.	British Telecom Adjustment	19
2.10.	Allocation of Purchase Price	21
2.11.	Accounts Receivable	21
2.12.	Transfer of IP Assets	21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		22

3.01.	Corporate Existence and Power; Qualification	22
3.02.	Corporate Authorization	22
3.03.	Governmental Authorization	23
3.04.	Non-Contravention	23
3.05.	Financial Statements	23
3.06.	Absence of Certain Changes or Events	23
3.07.	Consents	24
3.08.	Purchased Assets	24
3.09.	Litigation	25
3.10.	Contracts	26
3.11.	Compliance with Laws	28
3.12.	Seller’s Proprietary Rights	28
3.13.	Employees; Employee Benefits	30
3.14.	Finders’ Fees	33
3.15.	Absence of Undisclosed Liabilities	33
3.16.	Affiliate Transactions	33
3.17.	Accounts Receivable	33
3.18.	Inventory	33
3.19.	Taxes	33
3.20.	Labor Matters	34
3.21.	Insurance	34
3.22.	Licenses and Approvals	35
3.23.	Environmental	35
3.24.	Customers and Suppliers	35
3.25.	Trade Compliance	35
3.26.	Products	36
3.27.	Product Liabilities	36

i

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SCHEDULES

Schedule 1.01(a)	Seller’s Premises
Schedule 1.01(b)	German Pension Plan Employees
Schedule 2.01(a)	Purchased Assets — Personal Property
Schedule 2.01(b)	Purchased Assets — Assigned Contracts
Schedule 2.01(d)	Purchased Assets — Licenses and Approvals
Schedule 2.01(e)	Purchased Assets — Accounting Books and Records
Schedule 2.01(f)	Purchased Assets — Real Property Leases
Schedule 2.01(g)	Purchased Assets — Patents and Trademarks
Schedule 2.01(h)	Purchased Assets — Copyrights and Software
Schedule 2.01(j)	Purchased Assets — Accounts Receivable
Schedule 2.02(i)	Other Excluded Assets
Schedule 2.03(j)	Other Assumed Liabilities
Schedule 2.08(b)	Closing Balance Sheet Line Items
Schedule 2.10	Allocation Statement
Schedule 3.03	Governmental Authorization
Schedule 3.04	Non-Contravention
Schedule 3.05	Reference Statement
Schedule 3.06	Absence of Certain Changes or Events
Schedule 3.07	Consents
Schedule 3.08(d)	Permitted Liens
Schedule 3.08(e)	Locations of Purchased Assets
Schedule 3.09	Litigation
Schedule 3.10(a)	Assigned Contracts
Schedule 3.10(b)	Defaults under Assigned Contracts
Schedule 3.10(c)	Conflicting Contracts
Schedule 3.12(b)	Software Programs
Schedule 3.12(c)	License Agreements
Schedule 3.12(e)	Restrictions on Seller Intellectual Property
Schedule 3.12(g)	Infringement by Seller
Schedule 3.12(h)	Royalties, Fees and Other Payments
Schedule 3.12(j)	Infringement by Others
Schedule 3.12(k)	Source Code
Schedule 3.13(b)	Collective Bargaining and Labor Agreements
Schedule 3.13(c)	Employee Benefits
Schedule 3.13(e)	EU Employees
Schedule 3.14	Finders’ Fees of Seller
Schedule 3.15	Absence of Undisclosed Liabilities
Schedule 3.16	Affiliate Transactions
Schedule 3.17	Accounts Receivable
Schedule 3.21	Insurance

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SCHEDULES

Schedule 3.22	Licenses and Approvals
Schedule 3.23	Environmental
Schedule 3.24	Customers and Suppliers
Schedule 3.25	Trade Compliance
Schedule 4.03	Governmental Authorization
Schedule 4.05	Finders’ Fees of Buyer
Schedule 5.01	Conduct
Schedule 5.05	Non-Competition
Schedule 8.01(b)	US Transferred Employees
Schedule 8.02(b)	EU Employees
Schedule 9.02(f)	Closing Consents
EXHIBITS
Exhibit A — Assignment and Assumption Agreement
Exhibit B — Bill of Sale
Exhibit C — Copyright Assignment
Exhibit D — Deerfield Letter Agreement
Exhibit E — Intellectual Property Agreement
Exhibit F — Lease Assignments
Exhibit G — Patent Assignment
Exhibit H — Sublease Agreement
Exhibit I — Trademark Assignment
Exhibit J— Transition Services Agreement
Exhibit K — Disclosure Schedule

v

ASSET PURCHASE AGREEMENT
     AGREEMENT dated as of May 31, 2007, by and among (i) TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation and/or, subject to the provisions of Section 12.04, one or more of its direct or indirect wholly-owned subsidiaries to be designated (collectively, “Buyer”) and (ii) TERADYNE, INC., a Massachusetts corporation (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
WITNESSETH:
     WHEREAS, Seller currently operates the Business (as defined below); and
     WHEREAS, Buyer desires to purchase the assets, and to assume certain of the liabilities, related to the Business identified herein from Seller, and Seller desires to sell the assets, and to assign certain of the liabilities, related to the Business identified herein to Buyer, upon the terms and subject to the conditions hereinafter set forth.
     WHEREAS, Buyer desires to hire certain of Seller’s employees employed in the Business;
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.01. Definitions. The following terms, as used herein, have the following meanings:
          “Access Period” has the meaning specified in Section 5.03.
          “Accounting Referee” means that independent nationally recognized accounting firm mutually agreed upon by Buyer and Seller.
          “Accounts Receivable” has the meaning specified in Section 2.01(j).
          “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.
          “Allocation Statement” has the meaning specified in Section 2.10.
          “Ancillary Documents” means the Assignment and Assumption Agreement, the Bill of Sale, the Transition Services Agreement, the Intellectual Property License Agreement, the Patent Assignment, the Copyright Assignment, the Lease Assignments, the Deerfield Letter Agreement, the Sublease Agreement, the Trademark Assignment and each of the other agreements, certificates and instruments to be executed and delivered by all or some of the Parties in connection with the transactions contemplated hereby.

          “Ancillary Transfer Documents” means the Intellectual Property License Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Copyright Assignment, the Patent Assignment and the Trademark Assignment.
          “Apportioned Obligations” has the meaning specified in Section 7.02(b).
          “Assigned Contracts” has the meaning specified in Section 2.01(b).
          “Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements, substantially in the form attached hereto as Exhibit A.
          “Assumed Liabilities” has the meaning specified in Section 2.03.
          “Beckmann Claim” means all losses, costs, liabilities, expenses, actions, proceedings, claims and demands incurred or paid as a result of any claim by or in respect of any EU Employee directly or indirectly arising out of:
               (i) the decision of the European Court of Justice in Beckmann v Dynamco Whicheloe Macfarlane Limited or Martin v South Bank University or any legislation or judgment (including any tribunal or Pensions Ombudsman decision) introduced or promulgated directly or indirectly as a result of such decision; or
               (ii) any failure by the Buyer to provide to or in respect of any EU Employee occupational pension scheme benefits other than those relating to old age, invalidity and survivors (as referred to in Article 3 of the Directive) enjoyed by the EU Employees prior to Closing.
          “Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is not an Employee Plan, and is or was maintained or contributed to by Seller or any of its ERISA Affiliates (as such term is defined in Section 3(3) of ERISA) and covers any employee of the Seller engaged in the operation of the Business.
          “Bill of Sale” means one or more Bills of Sale, substantially in the form attached hereto as Exhibit B.
          “Book and Records” has the meaning specified in Section 2.01(e).
          “BT Amendment” has the meaning specified in Section 2.09(b).
          “BT Certificate” has the meaning specified in Section 2.09(a)(i).
          “BT Contract” means Post Acceptance Support for the Teradyne Line Test/Celerity System Agreement (Contract Number 673751), dated as of December 23, 2004, by and between British Telecommunications plc and Teradyne Limited, as amended on April 12, 2007, as amended, modified or supplemented from time to time, including any renewal, extension, restatement or replacement thereof.
          “BT Measurement Period” means the twelve month period commencing on the Closing Date and ending on the first anniversary thereof.
          “BT Revenues” means the actual revenues recognized by Buyer, as determined under GAAP, and attributable to the BT Contract.
          “Business” means the business and commercial operations of Seller’s Broadband Test Division as they are currently conducted by Seller.
          “Business Claims” has the meaning specified in Section 2.01(c).
          “Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close.
          “Business Licenses” has the meaning specified in Section 3.12(c).
          “Buyer” has the meaning specified in the preamble.
          “Buyer Benefit Arrangements and Plans” means an employment, severance, salary continuation or similar contract, arrangement or policy and each plan or arrangement providing for severance, salary continuation, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is maintained or contributed to by Buyer or any of its ERISA Affiliates and covers any employee of Buyer, and shall include each “employee benefit plan” maintained or contributed to by Buyer or any of its ERISA Affiliates, as such term is defined in Section 3(3) of ERISA.
          “Buyer’s Field” means test and measurement applications for telephone and cable service providers and specifically for long line DSL and CATV high speed data and voices services networks.
          “Claims” has the meaning specified in Section 2.01(c).
          “Closing” has the meaning specified in Section 2.07(b).
          “Closing Balance Sheet” has the meaning specified in Section 2.08(b).
          “Closing Consents” has the meaning specified in Section 9.02(f).
          “Closing Date” means the date of the Closing.
          “Closing Net Asset Value” has the meaning specified in Section 2.08(b).

          “Closing Purchase Price” has the meaning specified in Section 2.07(a).
          “COBRA” has the meaning specified in Section 3.13(a).
          “Confidentiality Agreement” means the confidentiality agreement dated April 26, 2007, between Buyer and Seller.
          “Consent” has the meaning specified in Section 3.07.
          “Contracts” means all customer accounts of the Business and all of Seller’s and Seller’s Affiliates’ rights to service such customer accounts, and all rights under all current and open customer purchase orders, customer contracts, vendor contracts, licenses, leases (other than the Real Property Leases) and any other agreements, contracts, promises, commitments, undertakings, guarantees, warranties, representations, grant of rights, licenses, permits, registrations and authorizations (whether oral or written and whether express or implied) to which Seller or any of Seller’s Affiliates is a party, to the extent related to the Business and related documents.
          “Copyright Assignment” means that certain Copyright Assignment, substantially in the form of Exhibit C.
          “Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.
          “Deerfield Letter Agreement” means a letter agreement substantially in the form of Exhibit D, to be entered into between Seller and Buyer with respect to the treatment of lease abatement charges at the Deerfield, Illinois facility.
          “Directive” means the Acquired Rights Directive and applicable national laws implementing that directive including: (a) in the United Kingdom, the Transfer of Undertakings (Protection of Employment) Regulations 2006; (b) in Germany, Section 613a Civil Code (BGB); (c) in Belgium, Chapter II of the Collective Bargaining Agreement No. 32bis of 7 June 1985; (d) in the Czech Republic, the Labour Code (as currently in effect) and (e) in the Netherlands, Book 7, Title 10, Section 8 Dutch Civil Code, each as amended, or replaced by similar legislation, from time-to-time.
          “Disclosure Schedule” has the meaning specified in the introduction of Article III.
          “Disputed Items” has the meaning specified in Section 2.09(a)(iii).
          “Disputed Items Notice” has the meaning specified in Section 2.09(a)(ii).
          “Employee List” has the meaning specified in Section 3.13(a).

          “Employee Plan” means each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, that is maintained or contributed to by Seller or any of its ERISA Affiliates, as such term is defined in Section 3(3) of ERISA, and covers any employees of the Seller engaged in the operation of the Business.
          “Environmental Laws” means all applicable federal, state, local and foreign statutes, laws, rules, regulations, ordinances, by-laws, directives, orders, decrees and other provisions having the force and effect of law, all judicial and administrative orders and determinations, and all common law relating to the quality or protection of public health and safety, or the environment or the production, generation, use, storage, transportation, treatment, distribution, labeling, testing, processing, discharge, release, threatened release, cleanup, handling or disposal of Hazardous Material, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., and the Clean Air Act, 42 U.S.C. § 7401 et seq., as presently in effect.
          “Environmental Liabilities” means any and all costs, damages, expenses, liabilities, obligations or other responsibilities arising from or under any Environmental Law, including without limitation obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action, the amount of any civil penalty or criminal fine, and any court costs and attorney’s fees, fees for experts and consultants.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “EU Employees” has the meaning specified in Section 3.13(e).
          “EU Employment Liabilities” has the meaning specified in Section 2.03(a).
          “EU Transferred Employees” has the meaning specified in Section 8.02(b).
          “Excluded Assets” has the meaning specified in Section 2.02.
          “Excluded Liabilities” has the meaning specified in Section 2.04.
          “Financials” has the meaning specified in Section 3.05.
          “Financial Statement Expense” has the meaning specified in Section 5.06.
          “First Year BT Contract Revenue” means the BT Revenues recognized by Buyer during the BT Measurement Period.
          “GAAP” means U.S. generally accepted accounting principles, consistently applied.

          “German Pension Plan” means the Teradyne Gmbh Pension Plan effective as of July 1, 2003.
          “German Pension Plan Employees” means those employees whose names are set forth on Schedule 1.01(b).
          “German Pension Plan Liabilities” means all liabilities under the German Pension Plan to the German Pension Plan Employees, whether arising before or after Closing.
          “German Pension Plan Reduction Amount” means an amount per German Pension Plan Employee who becomes an EU Transferred Employee, as set forth on Schedule 1.01(b).
          “Governmental Authority” means any agency, authority, body, board, commission, court, instrumentality, legislature and office of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.
          “Hazardous Material” means any substance, chemical, waste, compound or other material:
               (i) the presence of which requires notification, investigation monitoring, or remediation under any Environmental Law; or
               (ii) that is or becomes defined as a “toxic substance”, “hazardous waste”, “hazardous material”, “hazardous substance”, “pollutant” or “contaminant” under any Environmental Law;
               (iii) that is toxic, explosive, corrosive, reactive, flammable, infectious, radioactive, carcinogenic, teratogenic, mutagenic or otherwise hazardous and is or becomes subject to the jurisdiction of any Governmental Authority;
               (iv) the presence of which on, within, or beneath the Seller’s Premises causes or threatens to cause a nuisance on, in, or emanating from the Seller’s Premises or onto adjacent properties or poses or threatens to pose a hazard to the Seller’s Premises or to the health or safety of persons on or about the Seller’s Premises;
               (v) that contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or
               (vi) that contains polychlorinated biphenyls (“PCBs”), lead paint, radon gas, asbestos or urea formaldehyde foam insulation.
          “Indemnified Party” has the meaning specified in Section 10.04(a).
          “Indemnifying Party” has the meaning specified in Section 10.04(a).
          “Insurance Policies” has the meaning specified in Section 3.21.

          “Intellectual Property Assets” has the meaning specified in Section 2.12.
          “Intellectual Property License Agreement” means that license agreement between Buyer and Seller substantially in the form set forth in Exhibit E hereto.
          “Inventory” has the meaning specified in Section 2.01(i).
          “Lease Assignments” means the Assignment and Assumption Agreements substantially in the form of Exhibit F hereto, to be entered into between the Seller and Buyer at the Closing with respect to the Seller’s facilities in Deerfield, Illinois, Kontich, Belgium and Wuppertal, Germany.
          “Letter Agreement” means that certain letter agreement dated May 31, 2007, by and between Buyer and Seller.
          “Licensed Intellectual Property” means the intellectual property licensed by Seller to Buyer pursuant to the Intellectual Property License Agreement.
          “Licenses and Approvals” has the meaning specified in Section 2.01(d).
          “Lien” means any mortgage, lien (including any mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, equitable interest, right-of-way, encumbrance, restriction on or conditions to transfer or assignment, defects, claims or similar restrictions of any kind.
          “Loss” has the meaning specified in Section 10.02(a).
          “Major Customers” has the meaning specified in Section 3.24.
          “Major Suppliers” has the meaning specified in Section 3.24.
          “Material Adverse Effect” means, with respect to Seller, any change, circumstances, event or effect with respect to the Business that, individually or in the aggregate (taking into account all other such changes, circumstances, events or effects), is, or could reasonably be expected to have a material adverse effect on the Business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the Business taken as a whole or the ability of Seller to timely consummate the transactions contemplated hereby or on the rights of Buyer under this Agreement, other than any such effect or change, directly or indirectly, (a) resulting from or arising in connection with (i) general political, economic, financial, capital market or industry-wide conditions which do not have a disproportionate impact on the Business or its material assets taken as a whole, (ii) regulatory changes, (iii) this Agreement, the transactions contemplated hereby or the authorized announcement or other disclosure of this Agreement or the transactions contemplated hereby, (iv) any breach by Buyer of this Agreement or (v) any failure by the Business to meet any projections or forecast (but not the underlying material adverse change, event, circumstance or development, if any, giving rise thereto), or (b) attributable to the fact that the prospective owner of the Business, the Purchased Assets and the Assumed Liabilities is the Buyer or any Affiliate of the Buyer.

          “Moral Rights” means collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”
          “Party” has the meaning specified in the preamble.
          “Patent Assignment” means the Patent Assignment substantially in the form of Exhibit G hereto.
          “Permitted Lien” has the meaning specified in Section 3.08(d).
          “Person” means an individual, corporation, partnership, association, limited liability company, joint venture, association, trust or other entity or organization, including a Governmental Authority.
          “Personal Data” has the meaning given to it in the UK Data Protection Act 1998.
          “Personal Property” has the meaning specified in Section 2.01(a).
          “Post-Closing Tax Period” has the meaning specified in Section 7.01.
          “Pre-Closing Tax Period” has the meaning specified in Section 7.01.
          “Purchase Price” has the meaning specified in Section 2.10.
          “Purchased Assets” has the meaning specified in Section 2.01.
          “PwC” has the meaning specified in Section 5.06.
          “Real Property Leases” has the meaning specified in Section 2.01(f).
          “Reference Net Asset Value” has the meaning specified in Section 2.08.
          “Reference Statement” has the meaning specified in Section 3.05.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Materials.
          “Representatives” means the representatives of a recognized trade union or, if there are none, existing works council representatives or, if there are none, representatives elected specifically to represent EU Employees for the purpose of information and/or consultation obligations under the Directive.
          “SEC” has the meaning specified in Section 5.06.
          “Seller” has the meaning specified in the preamble.

          “Seller Intellectual Property” has the meaning specified in Section 2.01(h).
          “Seller’s Knowledge” or “to the Knowledge of Seller” shall mean the actual knowledge of a particular fact or other matter, after reasonable inquiry, of Grant Cushney, Neil Owen, James Dawson, Jeff Hotchkiss and Fletcher Bishop.
          “Seller’s Premises” means the real property leased by the Seller identified on Schedule 1.01(a).
          “Software Programs” has the meaning specified in Section 3.12(b).
          “Special Representations” has the meaning specified in Section 10.01(c).
          “Sublease Agreement” means the underlease agreement and the license to sublet part substantially in the form of Exhibit H hereto, to be entered into between Buyer and Seller at the Closing with respect to Seller’s facility in Bracknell, U.K.
          “Target First Year BT Contract Revenue” means $2,700,000.
          “Tax” has the meaning specified in Section 7.01.
          “Tax Code” has the meaning specified in Section 7.01.
          “Tax Information” has the meaning specified in Section 2.02(e).
          “Tax Returns” has the meaning specified in Section 7.01.
          “Technology” means algorithms, data, databases, hardware, inventions (whether or not patentable), know-how, processes, proprietary information, protocols, specifications, software, software code (in any form including source code and executable or object code), techniques, works of authorship, and other information, materials and technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
          “Trademark Assignment” means the trademark assignment in substantially the form of Exhibit I hereto.
          “Transferred Employees” means collectively the EU Transferred Employees and the US Transferred Employees.
          “Transferred IP Assets” has the meaning specified in Section 3.12(e).
          “Transition Services Agreement” means the transition services agreement between Buyer and Seller substantially in the form set forth in Exhibit J hereto.
          “Unidentified Employee” has the meaning specified in Section 8.02(h).
          “US Terminated Employees” has the meaning specified in Section 8.01(a).

          “US Transferred Employees” has the meaning specified in Section 8.01(b).
          “VAT” has the meaning specified in Section 7.01.
          “WARN Act” has the meaning specified in Section 3.13(a).
          “Warranty Limitation Amount” has the meaning specified in Section 5.07.
     1.02. Interpretation. Unless the context otherwise requires, the terms defined in Section 1.01 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 1.01, and those accounting terms used in this Agreement not defined in Section 1.01, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to “ordinary course of business”, such reference shall be deemed to be followed by the words “consistent with past practice.” All payments required to be made hereunder shall be made in US dollars, all references to any monetary amounts hereunder are references to US dollars and, in the event any amount is determined hereunder based on a currency other than US dollars, such amount shall be converted to US dollars based on the exchange rate published by the Wall Street Journal as of the end of the Business Day such amount is fixed.
ARTICLE II
PURCHASE AND SALE
     2.01. Purchase and Sale. Subject to Section 2.02, upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Seller herein, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered (in the case of any assets owned by Affiliates of Seller), to Buyer at Closing, free and clear of all Liens other than Permitted Liens, the Purchased Assets. As used in this Agreement, the term “Purchased Assets” shall mean the assets identified below in this Section 2.01:
          (a) Subject to Section 2.02(i), (i) the personal property and equipment used in the operation of the Business at any time during the twelve (12) month period preceding the date of this Agreement and located at the Seller’s Premises and (ii) such other personal property and equipment used in the Business and set forth on Schedule 2.01(a) (collectively, the “Personal Property”);
          (b) Subject to Sections 2.02 and 2.05, the rights under the Contracts identified on Schedule 2.01(b) (the “Assigned Contracts”);
          (c) Seller’s and any of Seller’s Affiliates’ rights, claims, credits, causes of action or rights of set-off against third parties (“Claims”) exclusively relating to the Business

(“Business Claims”), including unliquidated rights under manufacturers’ and vendors’ warranties, and any other Claims that would exclusively relate to the Business if severed from a Claim that relates to other operations of Seller;
          (d) the licenses, government certificates, permits, approvals or other governmental authorizations identified on Schedule 2.01(d) (collectively, the “Licenses and Approvals”);
          (e) the books, records, files and papers used exclusively in the Business, whether in hard copy or computer format, including engineering information; product drawings; bill of materials; production routings; manuals and data; service and warranty records; sales and purchase correspondence; catalogs; brochures; sales, promotion and creative materials; market studies; analyses; projections; pricing and other marketing information and similar data; lists of present and former suppliers, customers, subcontractors and distributors; personnel and employment records relating directly to the operation of Business (but excluding Tax Information), provided, however, that with respect to accounting books and records, only those specific accounting books and records identified on Schedule 2.01(e), and with respect to personnel and employment records, only to the extent permitted by applicable law with respect to Transferred Employees (collectively, the “Books and Records”);
          (f) a sublease and/or assignment of the leasehold interests in the real property or a portion thereof that is leased to Seller and to any of Seller’s Affiliates or used by Seller and any of Seller’s Affiliates with respect to the operation of the Business under the leases identified on Schedule 2.01(f) (collectively, the “Real Property Leases”), in each case subject to the terms and conditions of the Deerfield Letter Agreement, the Lease Assignments and Sublease Agreement;
          (g) all (i) patents, patent applications and patent disclosures listed on Schedule 2.01(g); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names and other commercial product or service designations (in each case, whether registered or unregistered) listed on Schedule 2.01(g); and (iii) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; subject to the Intellectual Property License Agreement and rights and restrictions contained in the licenses or agreements with third parties identified on Schedule 2.01(g);
          (h) all (i) Copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (ii) computer software, data, data bases and documentation thereof; (iii) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (iv) Moral Rights; and (v) domain names, in each case under (i) through (v), only to the extent either listed on Schedule 2.01(h) or owned by Seller and exclusively used in the Business (or, if not yet in use, were developed for the exclusive use in the Business) and further subject to the rights and restrictions contained in licenses or agreements with third parties identified on Schedule 2.01(h) (collectively with the assets described in Section 2.01(g), the “Seller Intellectual Property”);
          (i) all inventory as of the Closing Date used by Seller and any of Seller’s Affiliates or held by or on behalf of Seller and any of Seller’s Affiliates for use exclusively in connection with the Business, wherever located, including raw materials, work-in-process, finished goods, component parts, supplies and other inventories, marketing materials and production, shipping and packaging supplies, and all rights of Seller and any of Seller’s Affiliates in and to materials held by Seller and any of Seller’s Affiliates on consignment and consigned inventory which is in the possession of others but for which Seller retains title (collectively, the “Inventory”);
          (j) all (i) trade accounts receivable and other rights to payment from customers of Seller and Seller’s Affiliates arising from the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller and Seller’s Affiliates in connection with the Business, (ii) all other accounts or notes receivable of Seller and any Affiliate of Seller arising from the Business and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing (collectively, the “Accounts Receivable”) including, without limitation, those items identified on Schedule 2.01(j);
          (k) all refunds, deposits, prepayments or prepaid expenses and similar items relating to the Business or the Assigned Contracts, but in each case only to the extent set forth on the Reference Statement; and
          (l) all goodwill relating exclusively to the Purchased Assets or the Business.
     2.02. Excluded Assets. Buyer expressly understands and agrees that the assets and properties of Seller and Seller’s Affiliates, whether related to the Business or otherwise, that are not specifically identified as Purchased Assets herein (collectively the “Excluded Assets”) shall be excluded from the Purchased Assets, including, without limitation, the following assets:
          (a) Seller’s and Seller’s Affiliates’ cash and cash equivalents on hand and in banks;
          (b) the real property owned by Seller in Deerfield, Illinois together with the buildings, fixtures, and improvements erected thereon, excluding, for avoidance of doubt, any items specified on Schedule 2.01(a);
          (c) subject to Buyer’s purchase of the Accounts Receivable hereunder, Inventory sold or otherwise disposed of in the ordinary course of the operation of the Business during the period from the date hereof until the Closing Date;
          (d) the refunds or rebates or similar payments of Taxes and VAT to the extent such Taxes or VAT were paid by or on behalf of Seller or any Affiliate of Seller and result from the conduct of the Business by Seller for the taxable periods ending on or before the Closing, or would not otherwise constitute an Assumed Liability;
          (e) Seller’s and Seller’s Affiliates returns, declarations, reports, claims for refund, information statements and the other documents relating to Taxes and VAT, including any schedule or attachment thereto and including any amendment thereof (the “Tax Information”);
          (f) all assets of any Benefit Arrangement or Employee Plan;
          (g) Seller’s rights under this Agreement and any other agreement, document or instrument entered into pursuant to this Agreement;
          (h) All intellectual property owned by Seller or Seller’s Affiliates or which Seller or any of Seller’s Affiliates have rights to, other than the Seller Intellectual Property; and
          (i) any of the Contracts and assets identified on Schedule 2.02(i).
     2.03. Assumption of Liabilities. Upon and subject to the terms, conditions, representations and warranties of Seller contained herein, and subject to Section 2.04, Buyer agrees, effective at the time of Closing, to assume only the following liabilities and no others (collectively, the “Assumed Liabilities”):
          (a) liabilities arising in connection with or related to the operation of the Business by Buyer subsequent to the Closing, including without limitation any liability or obligation to Transferred Employees arising or accruing after the Closing under any of Buyer’s contracts with, or Buyer Benefit Arrangements and Plans covering, such Transferred Employees, or, unless constituting an Excluded Liability under Section 2.04 hereof, under applicable federal, state, local, foreign or other laws (including the Directive) and regulations relating to wages, benefits, hours, collective bargaining, unemployment insurance, leaves of absence, workers’ compensation, military service, immigration control, the payment and withholding of employment Taxes, and equal employment opportunity, but only to the extent that such liabilities relate to the period subsequent to the Closing; provided, however, that for avoidance of doubt, (i) subject to the provisions of clause (ii) of this Section 2.03(a), liabilities which either are not asserted or matured until after the Closing but which arise or relate to facts or circumstances prior to or on the Closing Date are not Assumed Liabilities hereunder, and (ii) liabilities arising under applicable foreign laws and regulations (including the Directive) on account of Buyer’s failure to provide benefits and compensation to EU Transferred Employees following the Closing as required by applicable law shall be Assumed Liabilities (collectively, “EU Employment Liabilities”);
          (b) all liabilities or obligations of Seller arising under either (i) the Assigned Contracts set forth on Schedule 2.01(b), or (ii) any other Contract for which Buyer assumes the benefit after Closing, which liabilities or obligations either accrue following the Closing or are expressly included within the reserves reflected on the Reference Statement as a separate line item (but only to the extent of such reserves);

          (c) all liabilities or obligations of Seller arising in connection with or relating to the operation of the Business (except for the liabilities or obligations owed to Seller or any Affiliate of any Seller that do not relate to bona fide products delivered or services rendered on arms-length terms), including liabilities in respect of trade creditors, but only to the extent that such liabilities are (i) set forth on the Reference Statement or (ii) incurred after the date of the Reference Statement, to the extent the liabilities and obligations were incurred in the ordinary course of business consistent with past practice of the Business and are included in the calculation of Closing Net Asset Value;
          (d) all product warranty liabilities of Seller incurred prior to and after the Closing in the operation of the Business and incurred in the ordinary course of business but only to the extent of the Warranty Limitation Amount;
          (e) Environmental Liabilities that first arise and are created after the Closing related to the operation of the Business after the Closing;
          (f) the disposal of Hazardous Materials (the release of which first occurs after the Closing) by Buyer after the Closing;
          (g) all utilities being furnished to the Business after the Closing;
          (h) all German Pension Plan Liabilities, but only to the extent associated with any German Pension Plan Employee who becomes an EU Transferred Employee;
          (i) all liabilities or obligations arising under the Real Property Leases pursuant to the Lease Assignments, Sublease Agreement and Deerfield Letter Agreement; and
          (j) other liabilities listed or described on Schedule 2.03(j).
     2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume any of the following liabilities and obligations of Seller:
          (a) all liabilities and obligations of Seller or its Affiliates relating to its operations other than the Business;
          (b) all liabilities and obligations of Seller relating to its operation of the Business for periods on or prior to the Closing Date (unless such liabilities are expressly identified as Assumed Liabilities hereunder) regardless of when such liabilities or obligations arise;

          (c) all liabilities and obligations under contracts, agreements, arrangements and understandings of Seller or its Affiliates other than the Assigned Contracts;
          (d) subject to Section 2.03(d), all liabilities and obligations under any Assigned Contract which arises after the Closing but which arises out of or relates to a breach of such Assigned Contract occurring on or prior to the Closing;
          (e) all intercompany debts or other liabilities between the Business and Seller or any shareholder or Affiliate of Seller;
          (f) all litigation (regardless of when filed), liabilities and obligations of any type whatsoever (whether in tort, contract or otherwise) not included in the Assumed Liabilities and arising out of or relating to actions, omissions or occurrences taking place in connection with the Business on or prior to the Closing, whether or not Seller or any or its Affiliate has received notice of any such litigation or obligations;
          (g) all liabilities and obligations relating to Seller’s or any of its Affiliates’ current or former employees, agents, consultants or contractors including any liability or obligation related to any Benefit Arrangement or Employee Plan, including without limitation the German Pension Plan (other than the German Pension Plan Liabilities associated with any German Pension Plan Employee who becomes an EU Transferred Employee) and any liability or obligation for wages, bonuses, insurance, benefits, pension funds, stock options, employment agreements, or other amounts owed to or payable on behalf of any such employees, agents, consultants or contractors accrued against Seller or any Affiliate of Seller on or before the Closing or as a result of the consummation of the transactions contemplated hereby, except (i) liabilities or obligations to Transferred Employees for employment or services provided to Buyer after Closing and (ii) EU Employment Liabilities;
          (h) subject to the provisions of Article VII, all liabilities for Taxes;
          (i) all liabilities and obligations to any broker, finder, investment banker or any other Person for any brokerage, finder’s fee, transaction costs, expenses or other fee or commission in connection with this Agreement or the transactions contemplated hereby owed or alleged to be owed by Seller or its Affiliates;
          (j) all claims, actions, proceedings and obligations arising on or prior to the Closing under Seller’s or any of its Affiliates’ insurance and self-insurance programs, including workmen’s compensation, automobile or general liabilities;
          (k) all liabilities and obligations with respect to the Excluded Assets;
          (l) all liabilities and obligations with respect to the presence or former presence of any Hazardous Materials on, under, about, in, or migrating to or from any real property subject to the Real Property Leases or any other location currently or formerly owned or occupied by Seller or any of its Affiliates or any former owner or operator of the Business, the Release of which commenced prior to or as of the Closing Date and all associated environmental response actions of any kind (including, but not limited to, investigation, remediation, removal, abatement or encapsulation) arising from or relating in any way to said presence or former presence of Hazardous Materials; and
          (m) Environmental Liabilities arising from or relating to the ownership or operation of the Business or the Purchased Assets on or prior to the Closing.
     2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assigned Contract which would be included in the Purchased Assets but for the failure to obtain the applicable Consent. Seller agrees that prior to and after the Closing Date, Seller shall use commercially reasonable efforts (but without any payment of money by Seller or Buyer) and shall cooperate with Buyer to obtain all Consents, including such Consents as are listed on Schedule 3.07. If any Consent is not obtained, or if an attempted assignment would be ineffective or would adversely affect the rights of Seller under any such Purchased Asset, contract, claim or right or any benefit arising thereunder so that Buyer would not in fact receive all such rights, Seller shall reasonably cooperate with Buyer in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the post-Closing obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay (or cause to be paid) to Buyer when received all amounts received by Seller under any such Purchased Asset, contract or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.
     2.06. Licensed Intellectual Property. At the Closing, Buyer and Seller shall enter into the Intellectual Property License Agreement in the form attached hereto as Exhibit E.
     2.07. Purchase Price; Closing.
          (a) Subject to Section 2.08 hereof, the purchase price for the Purchased Assets shall be the sum of (i) $12,000,000 less (ii) the sum of the applicable German Pension Plan Reduction Amounts (the “Closing Purchase Price”) plus the Assumed Liabilities.
          (b) Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Choate, Hall & Stewart LLP in Boston, Massachusetts as soon as possible, but in no event later than three (3) Business Days after satisfaction of the conditions set forth in Article IX (Conditions to Closing); provided, however, that to facilitate an orderly transition for accounting purposes, such Closing may be delayed by Seller up until the last day of the calendar month in which such conditions are satisfied.
          (c) At the Closing, Seller shall deliver to Buyer a duly executed Bill of Sale covering the Purchased Assets and any other transfer document to be executed by Seller to the extent required to be filed with any Governmental Authority upon the Closing, together with the following instruments and agreements, each in form reasonably satisfactory to counsel for Buyer:

               (i) one or more duly executed Assignment and Assumption Agreements relating to the Assumed Liabilities;
               (ii) one or more duly executed Trademark Assignments;
               (iii) one or more duly executed Intellectual Property License Agreements;
               (iv) one or more duly executed Lease Assignments;
               (v) one or more duly executed Sublease Agreements (Buyer and Seller acknowledge and agree that “Landlord” (as defined in the License to Sublet Part) may require some changes to the form of License to Sublet Part that is attached as part of Exhibit H to this Agreement and each party agrees that it will accept any such required changes by Landlord as long as such change does not materially alter the substantive business terms of this Agreement);
               (vi) one or more duly executed Transition Services Agreements;
               (vii) a duly executed Deerfield Letter Agreement;
               (viii) releases, satisfactions or terminations of all mortgages, financing statements or other evidences of any Lien with respect to the Purchased Assets (except for Permitted Liens);
               (ix) certificates of the appropriate officers of the State of Illinois, dated no earlier than the date of this Agreement, certifying that Seller is qualified to do business and is in good standing as a foreign corporation in such state;
               (x) the certificate referred to in Section 9.02(c);
               (xi) one or more duly executed Patent Assignments;
               (xii) one or more duly executed Copyright Assignments;
               (xiii) all records referred to in section 49 of VATA 1994; and
               (xiv) such other documents and instruments as shall be required to consummate the transaction contemplated hereunder.
          (d) At the Closing, Buyer shall deliver to Seller, each in form reasonably satisfactory to counsel for Seller:
               (i) a certified or official bank check payable to the order of Seller, or make a wire transfer to an account designated by Seller, in the amount of the Closing Purchase Price in immediately available funds;
               (ii) duly executed counterparts of those documents referred to in Sections 2.07(c)(i), (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xii) and the documents referred to in Section 2.07(xiii);

               (iii) the certificate referred to in Section 9.03(c); and
               (iv) such other documents and instruments as shall be required to consummate the transaction contemplated hereunder.
     2.08. Post-Closing Purchase Price Adjustment.
          (a) General. As an adjustment to the Purchase Price, Seller shall pay Buyer the amount, if any, by which Reference Net Asset Value exceeds the Closing Net Asset Value.
          (b) Definitions. The following terms, as used herein, have the following meanings:
          “Closing Balance Sheet” means a balance sheet for the Business, prepared in a manner consistent with the audited financial statements referenced in Section 5.06 and in accordance with GAAP (except as otherwise stated therein and except for the omission of other financial statements and footnotes), excluding Excluded Assets and Excluded Liabilities, as of the close of business on the day immediately preceding the Closing Date. The Closing Balance Sheet will present fairly, in all material respects, the financial condition of the Business as of such date, and will be prepared from the books and records of the Seller on a basis consistent with the method by which the Reference Statement was prepared. The Closing Balance Sheet will contain those line items set forth on Schedule 2.08(b).
          “Closing Net Asset Value” means that dollar amount as is equal to the dollar amount of the Purchased Assets (and excluding Excluded Assets), as reflected on the Closing Balance Sheet, less the dollar amount of the Assumed Liabilities (and excluding Excluded Liabilities), as reflected on the Closing Balance Sheet.
          “Reference Net Asset Value” means $0.
          (c) Preparation of Closing Balance Sheet. As promptly as practicable after the Closing Date, but not later than seventy-one (71) days after the Closing Date, Seller will provide to the Buyer the Closing Balance Sheet and the calculation of Closing Net Asset Value.
          (d) Disagreement by Buyer. If Buyer disagrees with Seller’s calculation of Closing Net Asset Value, Buyer may, within thirty (30) days after receipt of the documents referred to in Section 2.08(c), deliver a notice to Seller disagreeing with such calculation, a reasonably detailed explanation of the reasons for such disagreement and setting forth Buyer’s calculation of the Closing Balance Sheet and Closing Net Asset Value. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet.
          (e) Dispute Resolution. If a notice of disagreement shall have been delivered by Buyer pursuant to Section 2.08(d), the Parties shall, during the thirty (30) days following said delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the Closing Net Asset Value. If, during such period, the Parties are unable to reach agreement, they shall promptly thereafter cause the Accounting Referee promptly to review this

Agreement and the disputed items or amounts for the purpose of calculating Closing Net Asset Value. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet as to which Buyer has disagreed. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Parties hereto. The cost of such review and report shall be borne (i) by Buyer if Seller’s calculation of Closing Net Asset Value is closer to the final calculation of Closing Net Asset Value determined by the Accounting Referee than Buyer’s calculation thereof, (ii) by Seller if the reverse is true and (iii) otherwise equally by Buyer and Seller.
          (f) Cooperation. The Parties hereto agree that they will, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Net Asset Value.
          (g) Time of Payment. Any payment pursuant to this Section 2.08 shall be made at a mutually convenient time and place (i) within thirty (30) days after delivery by Seller of the documents referred to in Section 2.08(c) if no notice of disagreement with respect to Closing Net Asset Value is delivered by Buyer within the thirty (30) day period described above in Section 2.08(d) or (ii) if a notice of disagreement with respect to Closing Net Asset Value is so delivered then within ten (10) days after the earlier of (A) agreement between the parties pursuant to Section 2.08(e) with respect to Closing Net Asset Value and (B) delivery of the calculation of Closing Net Asset Value by the Accounting Referee pursuant to Section 2.08(e).
          (h) Method of Payment. Any payments pursuant to this Section 2.08 shall be made by delivery by Seller, or Buyer, as the case may be, of a certified or official bank check payable in funds to Buyer or Seller, as the case may be, or by causing such payments to be credited to such account of Seller or Buyer as may be designated by Seller or Buyer. The amount of any payment to be made pursuant to this Section 2.08 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate publicly announced from time to time by Citibank N.A. as its base or prime rate in New York City in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due.
2.09. British Telecom Adjustment.
          (a) Determination of British Telecom Adjustment.
               (i) Within one hundred twenty (120) days after the first anniversary of the Closing Date, the Buyer will deliver to Seller a certificate (the “BT Certificate”) executed by the Buyer setting forth the First Year BT Contract Revenue.
               (ii) If the Seller objects in good faith to any one or more matters set forth in the BT Certificate, Seller shall deliver written notice (the “Disputed Items Notice”) to the Buyer within thirty (30) days after receipt by the Seller of the BT Certificate, stating that the Seller objects to any items in the BT Certificate, specifying in reasonable detail the basis for such objection and setting forth the Seller’s proposed modification to the BT Certificate. Thereafter, the Buyer and Seller will attempt to resolve and finally determine and agree upon the First Year BT Contract Revenue as promptly as practicable.
               (iii) If the Buyer and the Seller are unable to agree upon the First Year BT Contract Revenue within thirty (30) days after delivery of the Disputed Items Notice, they shall refer the matter to the Accounting Referee to resolve the items set forth in the Disputed Items Notice (the “Disputed Items”). The Accounting Referee will (i) resolve the Disputed Items and (ii) make a determination of the First Year BT Contract Revenue using the calculations set forth in the BT Certificate, as modified only by the Accounting Referee’s resolution of the Disputed Items. The determination of the Accounting Referee will be made within sixty (60) days after being selected and will be final and binding on the Parties. The fees, costs and expenses of the Accounting Referee will be borne by the Party whose positions generally did not prevail in such determination, as determined by such Accounting Referee, or if the Accounting Referee determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Buyer and 50% by the Seller.
               (iv) If the Seller does not deliver the Disputed Item Notice to the Buyer within thirty (30) days after receipt by the Seller of the BT Certificate, the First Year BT Contract Revenue specified in the BT Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.
               (v) At such time as the First Year BT Contract Revenue is finally determined, the Seller shall pay the Buyer an aggregate amount equal to the excess, if any, of the Target First Year BT Contract Revenue over the First Year BT Contract Revenue.
          (b) Renewal of BT Contract. In the event that Seller has not finalized a renewal of the BT Contract on or prior to the Closing Date, Buyer shall use its reasonable best efforts, consistent with Seller’s past practices, to negotiate and execute an amendment, modification, supplement, renewal, extension, restatement or replacement (a “BT Amendment”) of the BT Contract on terms that provide for the receipt of BT Revenues in the Measurement Period at least equal to the Target First Year BT Contract Revenue; provided, however, that in the event that Buyer uses such reasonable best efforts, and British Telecommunications plc or one or more of its Affiliates declines to execute a BT Amendment, Buyer shall be entitled to receive the amount provided in Section 2.09(a)(v) in accordance with the terms hereof; and provided, further, that in the event Buyer fails to use such reasonable best efforts, Seller shall have no obligation to make any payment to Buyer under Section 2.09(a)(v).
          (c) Operation of Buyer under BT Contract. Following the Closing, Buyer shall use its reasonable best efforts, consistent with Seller’s past practices, to (a) maintain the BT Contract in full force and effect and (b) provide services under the BT Contract in a manner that (i) is consistent with the requirements of the BT Contract and (ii) is designed to maximize the receipt by Buyer of revenues under the BT Contract during the BT Measurement Period. Buyer shall not breach or fail to perform any of its material obligations under the BT Contract.
          (d) Information. Buyer will furnish monthly and quarterly reports, within twenty (20) days after each month and three-month period during the Measurement Period, containing the calculation of BT Revenues for each such monthly and three-month period.

Buyer will also furnish other information relating to the Buyer’s relationship with British Telecom and Buyer’s operations under the BT Contract, as Seller may from time to time reasonably request.
          (e) Inspection. Buyer will permit the Seller and its advisors, on reasonable notice and during normal business hours, and in a manner not unduly disruptive to the operations of the Buyer, to visit and inspect any of the properties of the Buyer, to examine its books, records and other materials relating thereto (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts with Buyer’s personnel, in each case only as the same pertains to the BT Contract.
          (f) Breach. If Buyer breaches any of its material obligations under the BT Contract during the first year thereof, the Target First Year BT Contract Revenue shall be deemed to be reduced by the amount of recognizable revenue Buyer does not receive as a result of such breach.
          (g) Exclusive Remedy. This Section 2.09 shall be the exclusive remedy of Buyer for monetary damages relating to any failure by Buyer or Seller to enter into a BT Amendment or any claim relating to a loss of revenue under the BT Contract or the failure of Buyer to realize revenue following the Closing under the BT Contract.
     2.10. Allocation of Purchase Price.
          (a) Schedule 2.10 sets forth the methodology for allocating the purchase price among the Purchased Assets and the Assumed Liabilities (for purposes of this Section 2.10, the “Purchase Price”). The Parties shall mutually agree upon an allocation of the Purchase Price within thirty (30) days after Closing to reflect the agreed value of the Purchased Assets and the book value of the Assumed Liabilities as of the Closing Date (the “Allocation Statement”).
          (b) Seller and Buyer agree to report the purchase of the Purchased Assets and the assumption of the book value of the Assumed Liabilities in a manner entirely consistent with the Allocation Statement, and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all tax returns (including filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto.
          (c) No later than (10) days prior to the filing of their respective Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Form 8594.
     2.11. Accounts Receivable. Seller shall promptly transfer and deliver to Buyer any cash or other property which it may receive on or after the Closing Date in respect of the Accounts Receivable, from customers of the Business, prior to applying any such cash or other property to accounts receivable of any division or business of Seller.
     2.12. Transfer of IP Assets. Seller shall deliver the tangible, including electronic, embodiments of all elements of intellectual property rights, materials and Technology that are Seller Intellectual Property (such tangible, including electronic, embodiments collectively, the “Intellectual Property Assets”) through the transfer of facilities, personal property contained therein, and Transferred Employees prior to or at Closing. Without limiting the generality of the foregoing, with respect to any Intellectual Property Assets that, through inadvertence or for any other reason, are not delivered via the transfer of facilities, personal property contained therein, and Transferred Employees, Seller shall promptly deliver, at no charge, such assets following the Closing to those locations reasonably designated by Buyer. If Seller discovers Intellectual Property Assets that were required to be, but were not, delivered to Buyer prior to or at Closing, Seller shall promptly inform Buyer of any such error and promptly deliver, at no charge, all such Intellectual Property Assets to those locations reasonably designated by Buyer. If Buyer discovers that it did not receive any of the Intellectual Property Assets that were required to be delivered, Seller shall promptly deliver, at no charge, such Intellectual Property Assets to the locations reasonably designated by Buyer upon receiving written notice thereof from Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as disclosed by Seller to Buyer in the disclosure schedule attached hereto as Exhibit K (the “Disclosure Schedule”), (it being understood that the disclosures in any section of the Disclosure Schedule shall, to the extent reasonably apparent from the context, qualify all other sections in this Agreement), Seller hereby represents and warrants to Buyer that each of the statements contained in this Article III is true and correct as of the date hereof and will be true and correct as of the Closing Date. Except for the representations and warranties set forth in this Article III, Seller makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated hereby.
     3.01. Corporate Existence and Power; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to own, lease and operate the properties used in, and to carry on the operation of, the Business as now conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary except where a failure so to qualify or be licensed is not reasonably likely to have a Material Adverse Effect.
     3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings are necessary to authorize such execution, delivery and performance. This Agreement and the Ancillary Documents have been or will be duly executed and delivered by Seller and each such agreement constitutes or will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

     3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Documents to which Seller is or will be party require no action, consent, approval, waiver, authorization, permit by or in respect of, or filing with, any Governmental Authority other than those set forth on Schedule 3.03.
     3.04. Non-Contravention. Except as set forth in Schedule 3.04, the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller, or any resolutions adopted by the board of directors or stockholders of Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to ownership of the Purchased Assets or the operation of the Business, except in those cases where such contravention or conflict is not reasonably likely to have a Material Adverse Effect; (iii) assuming the receipt of the Consents set forth on Schedule 3.07, constitute a default under or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of Seller relating to the Purchased Assets or Assumed Liabilities or to a loss of any benefit relating to the Purchased Assets or Assumed Liabilities to which Seller is entitled under any provision of any agreement, contract or other instrument or by which any of the Purchased Assets is or may be bound; or (iv) result in the creation or imposition of any Lien on any Purchased Asset other than Permitted Liens.
     3.05. Financial Statements. Seller has delivered to Buyer its unaudited (a) statement of net assets for the Business as at December 31, 2006, and a statement of operations for the Business for the twelve (12) month period ended December 31, 2006, and (b) a statement of net assets for the Business as at April 1, 2007 (the “Reference Statement,” which is attached hereto as Schedule 3.05) (the Reference Statement and financial statements described in clause (a) are collectively referred to herein as the “Financials”). The Financials: (i) were prepared in accordance with the books, records and accounts of Seller and on the same basis, and consistent with the principles utilized, by Seller in the preparation of such accounts for inclusion in Seller’s consolidated financial statements for such periods; and (ii) present fairly in all material respects the financial condition and results of operations for the Business as of and for the periods referred to in such Financials. Seller makes no representations or warranties with respect to any projections or future financial results of the Business.
     3.06. Absence of Certain Changes or Events. Except as set forth in Schedule 3.06, since the date of the Reference Statement:
          (a) the Purchased Assets have not been mortgaged, pledged or subjected to any Lien other than Permitted Liens;
          (b) the Purchased Assets have not been sold, leased or transferred other than sales of Inventory and disposal of obsolete, damaged or defective Inventory or other Purchased Assets, in each case in the ordinary course of business;
          (c) there has not been any payment by Seller of any bonuses, or increase by Seller of any salaries, or other compensation to any employee, contractor or consultant involved in the Business other than in the ordinary course of business, consistent with past practice, or entry into any employment, severance, or similar contract or agreement with any employee involved in the Business;
          (d) the Business has been operated in the ordinary course of business and there has not been a material change in the relationship of the Business with its customers and suppliers (including its marketing, selling and pricing practices and policies);
          (e) there has not been any transaction, contract, commitment, or obligation by Seller relating to the Purchased Assets or the Business (including the acquisition or disposition of any assets), other than in the ordinary course of business or as contemplated by this Agreement;
          (f) there has not been any oral or written amendment of any of the Assigned Contracts or Licenses and Approvals or entering into of any new contracts or agreements or Licenses and Approvals, except in the ordinary course of business;
          (g) there has not been any waiver of any material right or claim of Seller or cancellation of any material debt or claim held by Seller with respect to the Business;
          (h) there has not been any loan by Seller in any material amount to any employee of Seller involved in the Business;
          (i) there has not been any material change to any Benefit Arrangement;
          (j) there has not been any material deviation in the levels of raw materials, supplies or other materials included in the Inventories from the levels maintained in the ordinary course of business;
          (k) no commitments or agreements have been entered into by Seller whether in writing or otherwise to take any of the actions set forth in this Section 3.06; and
          (l) there has been no change, event, circumstance or development related to the Business which has had or could be reasonably expected to have a Material Adverse Effect.
     3.07. Consents. Schedule 3.07 sets forth a true, correct and complete list of each Assigned Contract requiring a consent (each a “Consent”) as a result of the execution, delivery and performance of this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby and thereby. Except as set forth on Schedule 3.07, no consent, approval, waiver, authorization, notice or filing with any Governmental Authority is required to be made by Seller in connection with the (a) the execution and delivery of this Agreement, (b) the consummation of the transactions contemplated hereby, (c) the ownership by Buyer of the Purchased Assets, or (d) the conduct by Buyer of the Business after the Closing as currently conducted by Seller.
     3.08. Purchased Assets.
          (a) Seller owns good, valid and marketable title, or a valid leasehold interest in, all of the Purchased Assets; and, subject to obtainment of the Consents, Seller has the complete and unrestricted power, right and authority to transfer, sell, assign, convey and deliver the Purchased Assets to Buyer in accordance with the terms hereof. Upon Closing, Buyer will acquire, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets.
          (b) The Purchased Assets, together with the Licensed Intellectual Property and the services provided by Seller pursuant to the Transition Services Agreement, constitute all of the assets necessary to permit Buyer to conduct the Business immediately after the Closing without material interruption and in a manner substantially equivalent to the manner in which the Business was being conducted on the date of this Agreement and during the twelve (12) months preceding such date in material compliance with all applicable laws and to perform all Assumed Liabilities.
          (c) The tangible property included in the Purchased Assets is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same and ordinary wear and tear excepted). All of the Purchased Assets are suitable and adequate for continued use in the manner in which they are presently being used.
          (d) No Purchased Asset is subject to any Lien, except for Liens disclosed on Schedule 3.08(d) (collectively, the “Permitted Liens”).
          (e) Schedule 3.08(e) sets forth a true, correct and complete list of all of the locations where any of the Purchased Assets that are tangible property are located.
          (f) Seller is not in violation of any zoning, building, health or safety ordinance, regulation or requirement or other law or regulation applicable to the Purchased Assets (including Environmental Laws), other than any violation which could not reasonably be expected to have a Material Adverse Effect, nor has it received any notice of violation with which it has not complied.
     3.09. Litigation. Except as set forth in Schedule 3.09, (a) there is no claim, action, suit, investigation, arbitration, proceeding or inquiry pending by, against or affecting, or to the Knowledge of Seller, threatened by, against or affecting, Seller that is related to the Business (i) that questions the validity of this Agreement, any Ancillary Document or any action taken or to be taken by Seller in connection with this Agreement and the Ancillary Documents, (ii) which materially affects or which is reasonably likely to materially affect the Business or any of the Purchased Assets or the transactions contemplated hereby, in each case at law or in equity or before or by any federal, state, local, foreign or other Governmental Authority; nor, to Seller’s Knowledge, is there any valid basis for any such claim, action, suit, proceeding, inquiry or investigation, (iii) relating to any of the products alleged to have been sold by the Business, or (iv) challenging Seller’s rights to the Seller Intellectual Property or alleging infringement, misappropriation or misuse of third party intellectual property rights; and (b) Seller is not subject to any outstanding judgment, arbitration award, order or decree relating to the Business or the Purchased Assets.

     3.10. Contracts.
          (a) Schedule 3.10(a) sets forth a complete and accurate list of each Assigned Contract (or series of related Assigned Contracts) to which Seller and any of Seller’s Affiliates is a party or by which any of Seller’s respective assets or properties are bound, in each case which relate to the Business and:
               (i) is a lease or sublease under which Seller is a lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $40,000;
               (ii) relates to any Personal Property owned or leased by Seller and used in the Business as currently operated and involves a remaining obligation in excess of $40,000;
               (iii) relates to a distribution, reseller or similar arrangement and involves a remaining obligation or receipt in excess of $40,000;
               (iv) relates to the purchase of goods or provision of services and involves a remaining obligation or receipt in excess of $40,000;
               (v) relates to any fixed price consulting or service agreement or similar arrangement and involves a remaining obligation or receipt in excess of $40,000;
               (vi) relates to or evidences outstanding indebtedness for borrowed money, including any note, bond, debenture or other evidence of indebtedness issued to any Person, that has an aggregate future liability in excess of $40,000;
               (vii) grants or evidences a Lien on any of the Purchased Assets;
               (viii) provides for any joint venture, partnership, strategic alliance, shareholders’ contract, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;
               (ix) provides for the resolution or settlement of any actual or threatened action, suit, claim, proceeding or other dispute and involves an amount in controversy in excess of $100,000; and
               (x) relates to any Seller Intellectual Property or Licensed Intellectual Property;
               (xi) requires in the aggregate payments after the date hereof by or to Seller of more than $40,000;
               (xii) provides for the benefit of, or is entered into with, any current or former officer, director, stockholder, employee or consultant of Seller or, to Seller’s Knowledge, a relative of any of the foregoing;

               (xiii) provides for sale of any of the assets or properties of Seller other than in the ordinary course of business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;
               (xiv) is an agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $40,000 and other than indemnification provisions in agreements with customers in the ordinary course of business;
               (xv) contains covenants of Seller or any Transferred Employee not to compete in the Business, in any geographic area or with any Person or covenants of any other Person not to compete with Seller or in any line of business of Seller;
               (xvi) requires the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees in the ordinary course of business); and
               (xvii) any other material Assigned Contract whether or not made in the ordinary course of business;
          (b) Except as set forth on Schedule 3.10(b), each Assigned Contract is a valid and binding agreement of Seller and is in full force and effect. Except as set forth in Schedule 3.10(b): (i) the enforceability and material terms of the Assigned Contracts will not be affected in any manner by, and no right of termination, amendment, acceleration or cancellation of any Assigned Contract will arise as a result of, the execution and delivery of this Agreement or any Ancillary Document, the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby; (ii) Seller is not in default of a material provision of any Assigned Contract, nor, to Seller’s Knowledge, does there exist any event that, with notice or lapse of time or both, would constitute a default of material provision of any Assigned Contract by Seller under any Assigned Contract; (iii) to the Knowledge of Seller, no other party to any Assigned Contract is in default in any material respect under the terms of any such Assigned Contract; and (iv) no other party to any Assigned Contract has notified Seller in writing of its intention to cease to perform any services required to be performed by it or withhold any payment required to be made to it thereunder or terminate or alter the provisions thereof by reason of the transactions contemplated herein or otherwise. Except as set forth on Schedule 3.10(b), Seller has not waived any right under any Assigned Contract, amended or extended any Assigned Contract or failed to renew (or received notice of termination or failure to renew with respect to) any Assigned Contract. True, complete and accurate copies of all of the Assigned Contracts have been provided to the Buyer by Seller.
          (c) Except as set forth in Schedule 3.10(c), to Seller’s Knowledge: (i) none of Seller’s or its Affiliates’ employees or independent contractors engaged in the Business is a party to any oral or written contract or agreement prohibiting it or them from freely competing or engaging in the Business except for any such agreements between Seller and such Persons; (ii) no employee of Seller or its Affiliates employed in the Business is a party to any outstanding contract, obligation or commitment with any prior employer; (iii) no employee of Seller or its Affiliates employed in the Business is a party to an employment or consulting agreement with

Seller that imposes an obligation on Buyer or its Affiliates to assume or adopt such employment or consulting agreement; and (iv) no employee of Seller or its Affiliates employed in the Business is in default under any contract, obligation or commitment with any of his or her former employers, in all cases, the effect of which default has or may have a Material Adverse Effect, and there is no state of facts that upon notice or lapse of time or both would constitute such a default.
     3.11. Compliance with Laws. Seller is not and has not been in violation in any material respect of, and to Seller’s Knowledge is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any Governmental Authority, applicable to the Purchased Assets or the operation of the Business.
     3.12. Seller’s Proprietary Rights.
          (a) Schedules 2.01(g) and 2.01(h) together with Schedules A and C of the Intellectual Property License Agreement contain a true and complete list of all patents, patent applications, registered trademarks, trademark applications, registered Copyrights, copyright applications and domain names owned by Seller and used exclusively in the Business. Except as set forth on Schedules 2.01(g) and 2.01(h), to Seller’s Knowledge, all of the foregoing are and remain valid and subsisting, with all fees, payments and filings due as of the Closing duly made. All of the foregoing are, to Seller’s Knowledge, enforceable in all material respects. Seller has not received written notice (and otherwise has no knowledge) that any interference, opposition, reissue, reexamination, or other similar proceeding is pending before any Governmental Authority in which the ownership of any such intellectual property right by the Company, or the scope, validity, or enforceability of any such intellectual property right, is being or has been contested or challenged.
          (b) Schedule 3.12(b) contains a list of all of Seller’s computer software programs, products and services which are material to the normal course operation of the Business, other than (i) so called “off-the-shelf” shrink-wrap computer software programs, or (ii) any third party software that is generally available to the public and does not cost, under standard terms, more than $10,000 (the “Software Programs”).
          (c) Schedule 3.12(c) sets forth a true and complete list of material license agreements between Seller and third parties with respect to (i) Seller’s use or other exploitation of the Seller Intellectual Property and the Licensed Intellectual Property, other than with respect to so called “off-the-shelf” shrink-wrap computer software programs, and (ii) the use or other exploitation by such third parties of the Seller Intellectual Property and the Licensed Intellectual Property (“Business Licenses”). Seller has paid all license or royalty fees required to be paid by Seller pursuant to the terms of such Business Licenses. Such licenses are valid and in full force and effect and neither Seller, nor, to Seller’s Knowledge, any other party thereto, is in default or breach thereunder, except where the default or breach would not reasonably be expected to result in a Material Adverse Effect. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not breach, violate, or conflict with any license included in the Purchased Assets, and will not cause the forfeiture or termination or acceleration of payments due thereunder or give rise to a right of forfeiture or termination of any such license or acceleration of payments due thereunder.
          (d) The Seller has taken reasonable steps in accordance with normal industry practice to protect the confidentiality of the trade secrets and other confidential information and intellectual property rights used in connection with the operation of the Business. Without limiting the generality of the foregoing, in the normal course of its business practice, Seller obtains confidentiality and invention assignment agreements from its employees and independent contractors involved in the creation or development of Seller Intellectual Property.
          (e) Except as set forth on Schedule 3.12(e), Seller owns, or has the right to use, all Seller Intellectual Property and Licensed Intellectual Property, free and clear of any Liens, and, at Closing will assign and transfer, or license in accordance with the terms of the Intellectual Property License Agreement, as the case may be, to Buyer to the full extent of such ownership or use interest, all Seller Intellectual Property and Licensed Intellectual Property (collectively, “Transferred IP Assets”); provided, however, that notwithstanding the foregoing, Seller makes no representation pursuant to this Section 3.12(e) as to whether or not there exists any third party patent or trademark rights, of which Seller is unaware, which would restrict Buyer’s right to use any Seller Intellectual Property or Licensed Intellectual Property after the Closing. Upon Closing, except as expressly set forth in Schedule 3.12(e) or where recordation of an assignment is required by local laws, each Transferred IP Asset will be owned by Buyer or will be immediately available for use in the Business by Buyer on terms and conditions substantially identical to those under which Seller presently uses such Transferred IP Assets in the Business without any affirmative act by Buyer or any other Person. Such ownership is (and upon the Closing, will be) free and clear of, and without liability under, all Liens.
          (f) No proceedings have been instituted or are pending against Seller or, to the Seller’s Knowledge, threatened, which challenge the rights of Seller with respect to the Seller Intellectual Property or Licensed Intellectual Property.
          (g) To Seller’s Knowledge, neither the operation of the Business as currently conducted, nor Seller’s use, exploitation, or disposal of any products or services of the Business, infringes or violates the Copyright or trade secret rights of any third party. To Seller’s Knowledge, neither the operation of the Business as currently conducted, nor Seller’s use, exploitation, or disposal of any products or services of the Business, infringes or violates the patent or trademark rights of any third party. Except as set forth on Schedule 3.12(g), Seller has not received any oral or written notice alleging that Seller’s manufacture, sale, use or other exploitation of any products or services of the Business, or the operation of the Business violates any intellectual property right of any third party.
          (h) None of the Seller Intellectual Property or Licensed Intellectual Property is subject to any outstanding order, judgment, stipulation or other decision affecting the rights of Seller with respect thereto. To the Seller’s Knowledge, except as set forth on Schedule 3.12(h), there are (and upon Closing, will be) no royalties, fees or other payments payable by Buyer to any Person for Buyer’s manufacture, sale, use or other exploitation of any products or services of the Business.

          (i) Seller has not granted any party any exclusive rights in or to any Seller Intellectual Property or Licensed Intellectual Property.
          (j) Except as set forth on Schedule 3.12(j), to the Seller’s Knowledge, there is no unauthorized use or infringement of any Seller Intellectual Property by any third party, including by any employee or former employee of Seller.
          (k) Except as set forth in Schedule 3.12(k), to Seller’s knowledge, no portion of the source or object code comprising any software owned by the Seller and constituting part of the Purchased Assets (i) is contained in the source or object code of any of the Excluded Assets, or (ii) is distributed by Seller and is derivative of any source code developed by a third party which requires, as a condition of distribution, that the Seller disclose any portion of its own proprietary source code.
     3.13. Employees; Employee Benefits.
          (a) Seller has furnished to Buyer a true and complete list (the “Employee List”) of the names, titles, annualized salary and other compensation of all employees, consultants and independent contractors of Seller or Seller’s Affiliates engaged in the Business (listing separately base compensation, long-term or other incentive compensation and bonuses) and indicated which of such individuals were, as of the date set forth therein, on disability leave, authorized leave of absence, military service, or any other type of leave of absence, authorized or otherwise. With respect to the Business, Seller has complied in all material respects with all pertinent applicable laws relating to the employment of labor prior to the Closing, including, but not limited to, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (“WARN Act”), the Directive, ERISA, continuation coverage requirements with respect to group health plans as required by Code Section 4980B or ERISA Sections 601 through 608 (“COBRA”), and related applicable state laws, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, and, to Seller’s Knowledge, any applicable federal, state, local, foreign or other laws relating to wages, hours, collective bargaining, unemployment insurance, leaves of absence, workers’ compensation, military service, immigration control, the payment and withholding of employment Taxes, and equal employment opportunity. With respect to the Business, Seller has, or is obligated by, no employment contracts, either written or oral, with any Person, except as set forth on the Employee List, true and complete copies of which have been provided to Buyer.
          (b) Except as set forth on Schedule 3.13(b), neither Seller nor any Affiliates of Seller engaged in the Business are party to any collective bargaining agreement or any other agreement with any labor organization applicable to the employees of the Business, and neither Seller nor any Affiliates of Seller engaged in the Business have a duty to bargain with any labor organization with respect to any such employees. There are no unfair labor practice complaints pending, or to Seller’s Knowledge threatened, against Seller and related to the Business before the National Labor Relations Board or any other Governmental Authority, and no demands for recognition, whether by way of petition filed with the National Labor Relations Board or otherwise, and to Seller’s Knowledge, no other effort of or request or demand from a labor organization for representative status with respect to any employee of Seller or any Affiliates of Seller engaged in the Business.

          (c) Schedule 3.13(c) sets forth a true, correct and complete list of each Employee Plan and each Benefit Arrangement, copies or descriptions of all of which have previously been furnished to Buyer.
          (d) Each Employee Plan and Benefit Arrangement has been administered and enforced in accordance with its terms and applicable legal requirements in all material respects. As of the date hereof, there is no litigation or claim pending, or to the knowledge of the Seller, threatened, relating to any Employee Plan or Benefit Arrangement, other than routine benefit claims.
          (e) EU Employees. For the purposes of this Agreement, the term “EU Employees” means all employees listed by name and country of employment in Schedule 3.13(e). Except as set forth on Schedule 3.13(e),
               (i) The EU Employees are all employed by Affiliates of Seller and are engaged in the Business and are the only employees engaged in the Business.
               (ii) A full copy of the standard terms and conditions of employment of the EU Employees (including without limitation any staff handbook) and a copy of the current terms and conditions of employment of each EU Employee employed on terms other than the standard terms have been made available to the Buyer.
               (iii) Neither Seller nor any Affiliate of Seller engaged in the Business have in existence nor is Seller or any Affiliate of Seller engaged in the Business proposing to introduce any share incentive, share option, profit sharing, commission, bonus or other incentive scheme for any of the EU Employees.
               (iv) There is no contractual or other obligation including without limitation any established practice to increase in any material respect any remuneration payable to the EU Employees nor has Seller made any provision to increase the aggregate annual remuneration payable by more than five percent (5%).
               (v) There is not in existence any service agreement with any of the EU Employees which cannot be terminated by three (3) months’ notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy payment or statutory compensation for unfair dismissal.
               (vi) Neither Seller nor any Affiliate of Seller engaged in the Business has made or agreed to make any payment or provided or agreed to provide any benefit to any of the EU Employees in connection with the actual or proposed termination or suspension of employment or variation of any service agreement of any of the EU Employees or former employees, including without limitation any redundancy payment other than a statutory redundancy payment , and the consummation of the transactions contemplated by this Agreement shall not entitle any of the EU Employees to terminate his or her employment and trigger any contractual entitlement to liquidated damages.
               (vii) There is no written agreement or arrangement between the Seller or any Affiliate of the Seller and any of the EU Employees engaged in the Business with respect to his or her employment, his or her ceasing to be employed, his or her retirement, the payment of any monies or granting of any benefit which is not included in the terms of his or her employment supplied to Buyer. Neither Seller nor any Affiliate of the Seller has provided or agreed to provide any gratuitous benefits to an EU Employee or to any of their dependants, having a value in the aggregate exceeding $10,000.
               (viii) Seller has maintained current, adequate and suitable records regarding the service of each of the EU Employees (including, without limitation, details of terms of employment, payments of statutory sick pay, statutory maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions and termination of employment.
               (ix) None of the EU Employees has given or received written notice of termination of employment and no other Person has been offered employment as an employee of Seller or any Affiliate of Seller with respect to the Business.
               (x) None of the EU Employees is the subject of a material disciplinary action or investigation nor is any EU Employee engaged in any grievance procedure.
               (xi) No EU Employee currently absent from work has notified the Seller that such EU Employee expects to be absent from work for a continuous period in excess of one (1) month or an aggregate period of three (3) months or more. None of the EU Employees is receiving or is due to receive payments under any disability or permanent health or insurance scheme and there are no claims pending or, to the Seller’s Knowledge, threatened in respect of any accident, injury, disability or ill-health.
               (xii) No EU Employee is currently on maternity leave, secondment, absent on the grounds of disability (other than short term sickness) or other statutory leave.
               (xiii) There are no amounts accrued or owing to any of the EU Employees other than one (1) month’s accrued remuneration or for reimbursement of business expenses.
               (xiv) Seller has complied in all material respects with all obligations imposed on it by, and all orders and awards made under, all statutes, regulations, codes of conduct and practice, collective agreements, customs and practices relevant between it and the EU Employees or any trade union or the terms of employment of the EU Employees.
               (xv) None of the EU Employees is engaged in any material industrial dispute, nor, to Seller’s knowledge, are any such industrial disputes threatened.
               (xvi) Seller complies in all material respects and has at all times during the past three years complied in all material respects with any equal treatment or other anti-discrimination requirements relevant to the provision of retirement or death benefits in respect of the EU Employees.

               (xvii) The Employee Plans and Benefit Arrangements are the only material arrangements to which Seller has or could have any liability for the purpose of providing benefits on retirement or death in respect of the EU Employees.
     3.14. Finders’ Fees. Except as set forth in Schedule 3.14, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller that might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or any Ancillary Document.
     3.15. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.15 hereto, Seller has not incurred any liability related to the Business (whether accrued, absolute, contingent or unliquidated, or whether due or to become due), that is required to be reflected on a balance sheet prepared in accordance with GAAP, other than (a) liabilities set forth on or disclosed in the Reference Statement, (b) liabilities for trade or Business obligations incurred since the date of the Reference Statement in connection with the purchase of goods or services in the ordinary course of business and consistent with past practice, (c) obligations to perform the executory portions under the Assigned Contracts and (d) liabilities that are not reasonably likely to have a Material Adverse Effect.
     3.16. Affiliate Transactions. Except as identified on Schedule 3.16, no officer, director, or Affiliate of Seller is a party to any material agreement, contract, commitment or transaction related to the Business or has any interest in any material property used in the Business or has any claim or cause of action directly related to or against the Business.
     3.17. Accounts Receivable. Schedule 2.01(j) sets forth a true, correct and complete list of each Account Receivable existing as of April 1, 2007. Except as set forth on Schedule 3.17, all of the Accounts Receivable are reflected properly on Seller’s Books and Records, are valid obligations of each party thereto subject to no setoffs or counterclaims, constitute bona fide Accounts Receivable resulting from the sale of goods and services in the ordinary course of business, and, in the aggregate and subject to reserves reflected in the Reference Statement, are timely and fully collectible in the ordinary course of business consistent, where applicable, with past practice. Seller has not received any written notice of, nor to Seller’s Knowledge, is there any contest, claim, defense or right of set-off related to any Accounts Receivable other than returns in the ordinary course of business.
     3.18. Inventory. The Inventory is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold as new in the ordinary course of business. The Inventory is reflected on Seller’s Books and Records consistent with GAAP and Seller’s past practices and is not subject to any counterclaim, or a claim for a charge back, deduction, credit, set-off or other offset, other than as reflected by appropriate Inventory reserves for excess and obsolete inventory on the Reference Statement.
     3.19. Taxes. With respect to any Taxes, the nonpayment of which (A) would result in a Lien on any Purchased Asset, (B) would otherwise adversely affect the operation of the Business, or (C) would result in Buyer becoming liable therefor:

          (a) Seller and its Affiliates have timely filed all Tax Returns relating to the Business or any Purchased Asset, and such Tax Returns are true, complete and correct in all material respects.
          (b) Seller and its Affiliates have timely paid all Taxes required to be paid with respect to the Business or any Purchased Asset, whether or not shown due on a Tax Return.
          (c) Seller and its Affiliates have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.
               (i) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing, or, to Seller’s Knowledge, orally, against or with respect to Seller or any of its Affiliates in respect of any Taxes, nor, to Seller’s Knowledge, is there a basis for any actions or proceedings. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Seller or any of its Affiliates.
     3.20. Labor Matters. Seller has complied in all material respects with all applicable federal, state and foreign laws relating to the employment of labor in the Business including the provisions thereof relating to wages, hours, collective bargaining and the payment of social security and taxes and is not liable for any arrears of wages or any tax or any penalty for failure to comply with any of the foregoing. There is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or affecting the Business. No representation question exists respecting the employees of Seller engaged in the Business and there is no strike, work stoppage or other labor difficulty involving the employees of Seller engaged in the Business, and no collective bargaining agreement with employees of Seller engaged in the Business is in effect or is currently being negotiated. Seller is not aware of any ongoing efforts to organize (or seek union representation for) the workforce engaged in the Business, or any subset thereof. For purposes of clarity, the Parties acknowledge that the term “collective bargaining agreement” does not include shop agreements with the German works council.
     3.21. Insurance. Seller has maintained a commercially reasonable program of insurance (which may include self-insurance) with respect to the Purchased Assets, the Business and the Transferred Employees, in amounts and against risks usually insured against by Persons operating businesses similar to the Business. Schedule 3.21 sets forth a true, correct and complete list of all current insurance policies, fidelity and surety bonds and fiduciary liability policies covering the Purchased Assets, the Business or the Transferred Employees (the “Insurance Policies”). Except as set forth on Schedule 3.21, there is no claim pending under any of such Insurance Policies as to which coverage has been questioned or denied. All premiums due under all Insurance Policies have been paid and Seller is in compliance with the terms and conditions of all such Insurance Policies, in all material respects. All Insurance Policies are in full force and effect. To Seller’s Knowledge, there is no threatened termination of, premium increase (other than general premium increases in the ordinary course of business) with respect to, or uncompleted requirements under, any Insurance Policy. No premiums are or will be payable by Buyer under the Insurance Policies after the Closing in respect of insurance provided for periods prior to the Closing Date.
     3.22. Licenses and Approvals. Seller has provided Buyer with true and complete copies of all Licenses and Approvals. All of the Licenses and Approvals are in full force and effect and Seller is not in material violation with respect to any of them. No proceedings are pending nor, to Seller’s Knowledge, threatened by any applicable authority to revoke or limit the scope of any of the Licenses and Approvals. There are no other licenses or approvals necessary for the conduct of the Business as it is currently being conducted, except such licenses and approvals the failure to obtain which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as described in Schedule 3.22, none of the Licenses and Approvals would be rendered ineffective or be required to be reissued as a result of the consummation of the transactions contemplated hereby.
     3.23. Environmental.
          (a) Except as set forth in Schedule 3.23 with respect to the Business, Seller has not received any written notice, letter, citation, order, warning, complaint, inquiry, information request, demand or suit concerning (A) any violation of any Environmental Law, (B) any Release of the Hazardous Materials at or from Seller’s Premises or any real property subject to the Real Property Leases, (C) any Release of Hazardous Materials at or from any property where Seller’s wastes or other materials have been or are alleged to have been sent for treatment, storage, recycling or disposal, or (D) Seller’s potential liability, in whole or in part, for the costs of cleaning up, remediating, removing or responding to a Release of Hazardous Materials.
          (b) Seller is in material compliance with all Environmental Laws with respect to any operations conducted by Seller in connection with the Business; (ii) Seller is not subject to any Environmental Liabilities with respect to the Business; and (iii) Seller has obtained all Licenses and Approvals required by Environmental Laws for the operation of the Business and Seller is in material compliance with all such Licenses and Approvals. All such Licenses and Approvals are in full force and effect and each such License and Approval will remain in full force and effect after the execution, delivery and performance of this Agreement.
     3.24. Customers and Suppliers. Schedule 3.24 sets forth a true, correct and complete list, by dollar volume paid for the twelve-month period ended December 31, 2006, of the ten (10) largest customers of the Business (collectively, the “Major Customers”) and the twenty (20) largest suppliers of the Business (collectively, the “Major Suppliers”). Except as set forth on Schedule 3.24, (i) none of the Major Customers or the Major Suppliers within the last twelve (12) months has threatened in writing to cancel, or otherwise terminate, the relationship of such Major Customer or Major Supplier with Seller; and (ii) none of the Major Customers or the Major Suppliers during the last twelve (12) months has decreased materially or to Seller’s Knowledge, threatened to decrease or limit materially its purchases from, or sales to, Seller.
     3.25. Trade Compliance. The Business does not sell or solicit, directly or indirectly, any products to any entity or enterprise located in those countries which are identified in Part 746 (Embargoes and Other Special Controls) of the U.S. Export Administration Regulations, in the Sanctions Program of the U.S. Department of Commerce, by the U.S. Foreign Assets Control

Regulations, or on the U.S. Department of State Defense Trade Controls Embargo Reference Chart. Except as set forth in Schedule 3.25, none of the Business products are controlled under or subject to the International Traffic in Arms Regulations. Without limiting Section 3.11, the Business has at all times within the past two (2) years been, and is currently, in material compliance with all U.S. and foreign customs and import laws and regulations, and has paid all fees, duties, levies and other amounts required to be paid pursuant thereto.
     3.26. Products. Each of the products related to the Business produced, developed or sold by the Seller is, and at all times up to and including the sale thereof by the Seller has been (a) in compliance in all material respects with all applicable federal, state, and local laws and regulations and the laws and regulations of the European Union and its member states and (b) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, subject to returns, repairs, defects and allowances consistent with past practice. To the Seller’s Knowledge there is no defect materially adverse to the functionality of any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in material compliance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.
     3.27. Product Liabilities. Seller has not had nor does Seller have any material liability (and, to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any material liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the products related to the Business manufactured, sold or delivered by Seller.
     3.28. Books and Records. All of the Books and Records are true, correct and complete in all material respects and have been made available to Buyer. All of the Books and Records have been prepared and maintained in accordance with good business practices and in compliance with all applicable laws. All books, accounts and records required by law to be maintained in connection with the Business are in the possession of Seller and have at all times been fully, properly and accurately maintained in all material respects.
     3.29. Competition/Antitrust Law.
          (a) Seller has not during the one (1) year period prior to the date of this Agreement, been the subject of any proceedings by the European Commission or the United Kingdom competition authorities (the Office of Fair Trading or the Competition Commission) in connection with any actual or alleged infringement of the applicable EC or United Kingdom competition/antitrust law provisions in respect of the Purchased Assets.
          (b) Seller has not during the one (1) year period prior to the date of this Agreement, been engaged in any horizontal agreement or arrangement (that is any agreement between competitors) in respect of the Purchased Assets which would amount to an infringement of the applicable EC or United Kingdom competition/antitrust law provisions.

          (c) To the Seller’s Knowledge, during the one year period prior to the date of this Agreement, Seller has not been engaged in any vertical agreement or arrangement (that is any agreement between non-competitors) in respect of the Purchased Assets providing for any territorial restriction which would amount to an infringement of the applicable EC or United Kingdom competition/antitrust law provisions.
     3.30. Compliance.
          (a) To the best of Seller’s Knowledge the Business is currently not the subject of any investigation (whether informal or formal) by any applicable data protection authority and Seller is not aware of any circumstances which may give rise to any such complaint or investigation.
          (b) To the Seller’s Knowledge (i) there are no outstanding claims for compensation for inaccuracy, loss or unauthorized disclosure of Personal Data with respect to the Business, nor (ii) has the Business lost or made any unauthorized disclosure of any such data.
          (c) Seller has obtained all material licenses, consents, approvals and permissions necessary for the use of Personal Data by the Business for purposes of carrying out the Business prior to the Closing.
          (d) To the Seller’s Knowledge, Seller has complied in all material respects with the requirements of the applicable data protection legislation with respect to the Business.
     3.31. No Fraudulent Intent. Neither the execution and delivery of this Agreement nor the performance of any actions required hereunder or described herein is being consummated by Seller with or as a result of any actual intent to defraud any entity to which Seller is now or will hereafter become indebted.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as disclosed by Buyer to Seller in the Disclosure Schedule, Buyer hereby represents and warrants to Seller that each of the statements contained in this Article IV is true and correct as of the date hereof and will be true and correct as of the Closing Date.
     4.01. Corporate Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.
     4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Documents to which Buyer is a party have been or will be duly executed and delivered by Buyer and each such agreement constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).
     4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Documents to which Buyer is or will be a party require no action by or in respect of, or filing with, any Governmental Authority other than those set forth on Schedule 4.03.
     4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Documents do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer, (ii) contravene or conflict with, or constitute a violation of, any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer or (iii) require the consent or approval of any other party.
     4.05. Finders’ Fees. Except as set forth on Schedule 4.05, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or any Ancillary Document.
     4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent enjoin, alter or materially delay the transactions contemplated hereby.
     4.07. Financial Ability. Buyer has the financial capability to consummate the transactions contemplated by this Agreement and Buyer understands that under the terms of this Agreement its obligations hereunder are not in any way contingent or otherwise subject to (a) Buyer’s consummation of any financing arrangements or Buyer’s obtaining any financing or (b) the availability of any financing to Buyer.
     4.08. No Other Representations or Warranties of Seller. Buyer acknowledges that none of the Seller or any of its directors, officers, Affiliates, members, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty to the Buyer or its Affiliates, except for the representations and warranties of Seller expressly set forth in Article III. In particular, and without limiting the generality of the foregoing, Buyer acknowledges that no representation or warranty is made with respect to any financial projections delivered to Buyer or in any management presentation and accompanying materials.
ARTICLE V
COVENANTS OF SELLER
     Seller agrees that:
     5.01. Conduct of the Business. From the date hereof until the Closing Date, Seller shall conduct the operation of the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact the business organization and relationships with third parties relating to the Business and to keep available the services of its employees or independent contractors, except those Persons who voluntarily resign in the normal course of business or as otherwise agreed to in writing by Buyer. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Schedule 5.01, without the prior written consent of Buyer, Seller shall not:
          (a) Take action to accelerate the payment of any account receivable of the Business so as to cause such account receivable to be paid prior to the date the applicable accounts receivable debtor has generally caused equivalent accounts receivable to be paid in the ordinary cause of the Business for periods prior to the date hereof;
          (b) delay payment of any account payable of the Business beyond the date Seller has generally caused equivalent accounts payable to be paid in the ordinary cause of the Business for periods prior to the date hereof;
          (c) conduct the Business other than in the ordinary course of business;
          (d) make any sale, transfer, lease or other disposition of any Purchased Assets having an aggregate value exceeding $50,000 or mortgage, pledge or otherwise create a security interest in any of the Purchased Assets other than Permitted Liens and other than in the ordinary course of business;
          (e) increase the cash compensation of any Transferred Employee in any material respect other than (i) as required by any agreement or employee benefit plan in effect as of the date hereof, (ii) as required by any applicable law, regulation, judgment, injunction, order or decree or (iii) in connection with regularly scheduled salary increases consistent with past practice;
          (f) cease the sale and distribution of any products related to the Business other than in the ordinary course of business;
          (g) fail to maintain the books, accounts and records of the Business on a basis consistent with past practice;
          (h) create, incur or assume any indebtedness (except for accounts payable in the ordinary course of business) in excess of $50,000 in the aggregate for money borrowed in connection with the Business or secured by any Purchased Assets;
          (i) modify or change in any material respect any Assigned Contract except (i) renewals of Contracts on substantially similar or better terms and conditions, (ii) any Assigned Contract relating exclusively to Excluded Assets or Excluded Liabilities, (iii) as required by any agreement or benefit plan in effect as of the date hereof, (iv) as required by any applicable law, regulation, judgment, injunction, order or decree or (v) in the ordinary course of business consistent with past practice;
          (j) take any action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct in all material respects;

          (k) undertake any action or engage in any omission which shall impair or jeopardize in any material respect Seller’s rights to the Seller Intellectual Property;
          (l) change in any material respect the methods or procedures for billing, collecting, or recording customer accounts receivable or reserves for doubtful accounts, or change in any material respect the methods, procedures or timing for paying or recording accounts payable in each case, as it relates to the Business;
          (m) fail to use commercially reasonable efforts to (i) keep available the services of the Transferred Employees engaged in the Business, subject to Seller’s personnel termination decisions approved in writing by Buyer (such approval not to be unreasonably withheld), and (ii) preserve present relationships and goodwill with entities or persons having material business dealings with Seller in connection with the Business, including existing material customers, suppliers, subcontractors and distributors of Seller;
          (n) fail to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every Governmental Authority applicable to the Business and to the conduct of the Business and perform all of its or its Affiliates’ obligations with respect thereto without default;
          (o) enter into any contract, contractual obligation, bank debt, lease, loan or other commitment, written or oral, or agreement for amounts to be due to third parties having an aggregate value exceeding $40,000 in each case in connection with the Business, other than in the ordinary course of business, or except as provided herein; or
          (p) fail to keep in full force and effect all of Seller’s insurance policies related to the Business or the Purchased Assets or allow any breach, default, termination or cancellation of such insurance policies to occur or exist.
     In addition, from the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to preserve the business and prospects of the Business, including the goodwill of its customers and employees.
     5.02. No Negotiation with Third Parties. In consideration of the substantial expenditure of time, effort and expense undertaken by Buyer in connection with its due diligence review and the preparation and execution of this Agreement, Seller agrees that neither it nor any of its Affiliates, officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by any of them) will, directly or indirectly: (a) initiate, solicit, encourage, entertain or engage in any discussion, negotiation, agreement or understanding, or approve or enter into any agreement, with respect to any acquisition, merger, consolidation, recapitalization, restructuring or similar transaction involving the Business or the Purchased Assets during the period commencing the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated pursuant to Article XI; or (b) disclose any information relating to Buyer, the Business or the Purchased Assets, or afford access to the properties, books or records of the Business, to any Person (other than Buyer), in each case except as contemplated by this Agreement. Seller shall immediately notify Buyer in writing upon receipt of any indication of interest in writing by any third party with respect to any of the transactions described in this paragraph.
     5.03. Access to Information. Commencing on the date hereof through the earlier of the Closing Date or the termination of this Agreement as provided herein (the “Access Period”), Seller agrees to: (a) make available to the representatives of Buyer information and copies of such documents and records concerning the Business as such representatives may reasonably require in connection with the consummation of the transactions contemplated hereby; (b) permit reasonable access by the representatives of Buyer to the Purchased Assets and to Seller’s and its Affiliates’ representatives and employees; and (c) cause its representatives to cooperate in connection with such matters; provided in each case, however, that such access shall be managed by and conducted through Seller, shall be subject to receipt by Seller of reasonable advance notice from Buyer and subject to such additional limitations as Seller may reasonably require to ensure compliance with law, confidentiality and as otherwise required to prevent unreasonable disruption of the Business. No investigation by Buyer during the Access Period shall diminish or obviate or otherwise affect any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.
     5.04. Supplemental Disclosure. Seller shall prior to Closing have the continuing obligation to promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that for the purpose of the rights and obligations of the Parties hereunder, any such supplemental or amended disclosure shall not without the express written consent of Buyer (which consent may be withheld in its sole discretion) be deemed to: (i) modify the representations, warranties, covenants or agreements hereunder of Seller, or the Disclosure Schedule; (ii) modify any of the conditions set forth in Article IX; (iii) cure or prevent any such inaccuracy or failure; or (iv) limit or otherwise affect the remedies available hereunder or otherwise to Buyer, except, in each case, to the extent Buyer elects to consummate the Closing.
     5.05. Non-Interference, Non-Solicitation and Non-Competition Agreement.
          (a) Seller covenants and agrees that it will not, for a period of three (3) years after the Closing, directly or indirectly, for whatever reason, whether for its own account or for the account of any other Person: (i) solicit, or otherwise interfere with any of the Business’ existing or potential contracts or relationships with, any Transferred Employee who is, or has been at any time within the twelve (12) months immediately prior thereto, an employee, officer, or director employed by or associated with the Business; (ii) interfere with the continuance of supplies to the Business (or the terms relating to such supplies), from any suppliers who have been supplying goods, materials or services for use in the Business at any time within the twelve (12) months immediately prior thereto; (iii) interfere with any of the Business’ existing or potential contracts or relationships with any Person who is, or has been at any time within the twelve (12) months immediately prior thereto, customer, client, consultant or supplier of the Business; (iv) interfere with any contract between the Business and any other party whatsoever existing or proposed at any time within the twelve (12) months immediately prior thereto; or (v) induce or attempt to induce any Transferred Employee to leave the employ of Buyer.

          (b) In light of the extensive knowledge of the Business possessed by Seller, it is mutually agreed that, from and after the Closing until the expiration of the period ending on the third (3rd) anniversary of the Closing Date, neither Seller, nor any of its subsidiaries, shall, directly or indirectly, (i) engage or aid any person or entity to engage including through the provision of management, advisory or technical formulation services or through a joint venture, partnership or licensing relationship in Buyer’s Field anywhere in the world, or (ii) own an interest in, manage, operate, join, control or participate in or be associated with as a partner, member, shareholder, co-venturer, consultant, lender or otherwise, any other person or entity that engages in Buyer’s Field anywhere in the world.
          (c) Without limiting the remedies available, the Parties to this Agreement agree that damages at law may be an insufficient remedy in the event of breach of this Section 5.05 and that Buyer will be entitled to seek injunctive relief or other equitable remedies in the event of any such breach.
          (d) Notwithstanding the foregoing, this Section 5.05 shall not (i) prohibit the Seller from hiring any Transferred Employee who initiates contact with the Seller as a result of general solicitation, general recruitment activities or general advertising by Seller that in all cases are not directed at the Transferred Employees generally nor at any specific Transferred Employee, (ii) prohibit Seller from maintaining its current interest and arrangements with any entity set forth on Schedule 5.05 or (iii) prohibit an acquirer of the stock or assets of Seller, whether by purchase, merger, consolidation or otherwise, from conducting such acquirer’s business in competition with Buyer’s Field anywhere in the world.
          (e) If any of the provisions of this Section 5.05 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 5.05. In the event of any such unenforceability, the court of competent jurisdiction making such determination shall have the power to, and shall, reform the unenforceability provisions of this Section 5.05 so as to make them enforceable to the maximum extent permitted by law.
     5.06. Audited Financial Statements. Seller shall cause PricewaterhouseCoopers LLP (“PwC”), Seller’s independent auditors to complete and deliver to Buyer on or before the seventy-first (71st) day following the Closing Date (i) an audit opinion for the consolidated financial statements of the Business as of and for the fiscal years ended December 31, 2005, and December 31, 2006, (ii) a review of the unaudited consolidated interim financial statements of the Business as of and for the six (6) months ended July 1, 2007, and the corresponding period for the preceding year, in accordance with Statement on Auditing Standards No. 100 “Interim Financial Information” and (iii) a consent to the inclusion of their report issued in connection with their audit of the Business’ consolidated financial statements for the fiscal years ended December 31, 2005, and December 31, 2006, in a periodic report on Form 8-K or Form 8-KA to be filed by Buyer with the Securities and Exchange Commission (the “SEC”). Seller shall provide to PwC all reasonable assistance and materials to ensure that PwC completes and delivers to Buyer the documents referred to in subsections (i), (ii) and (iii) above on or before the seventy-first (71st) day following the Closing Date. Seller shall deliver to Buyer, simultaneously with the delivery by PwC of the items set forth in clauses (i), (ii) and (iii) of this Section 5.06, (a) the consolidated financial statements of the Business as of and for the fiscal years ended December 31, 2005 and 2006, and (b) the unaudited interim financial statements of the Business as of and for the six (6) months ended July 1, 2007, and the corresponding period for the preceding year. Buyer shall contribute and bear 50% of the fees, costs and expenses relating to the audit and review of the financial statements required by this Section 5.06 (the “Financial Statement Expense”), subject to a maximum contribution by Buyer for the aggregate Financial Statement Expense of $100,000. For the avoidance of doubt, the Financial Statement Expense shall not be deemed a liability or expense for the purpose of calculating Closing Net Asset Value.
     5.07. Excess Warranty Claims. To the extent that any Assumed Liability for warranty obligations of Seller, excluding warranty repair under extended service agreements with customers, exceeds $100,000 during the twelve (12) month period following Closing (the “Warranty Limitation Amount”), Seller agrees to promptly reimburse Buyer for such warranty work in excess of the Warranty Limitation Amount.
     5.08. Inventory Schedule. Seller shall provide Buyer with a schedule of Inventory used exclusively in connection with the Business dated as of a recent date on or before the Closing Date.
ARTICLE VI
COVENANTS OF PARTIES
     The Parties agree that:
     6.01. Notices of Certain Events. Prior to the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other of:
          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;
          (b) any notice or other oral or written communication from any Governmental Authority in connection with the transactions contemplated hereby or relating to the Business;
          (c) the occurrence or non-occurrence of any event, condition or circumstance the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained herein, whether made as of the date hereof or as of the Closing Date, to be untrue or inaccurate in any material respect at or prior to the Closing;
          (d) any failure of Seller or Buyer, as the case may be, to comply with or satisfy in any material respect, in a timely manner, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

          (e) any material development affecting the Purchased Assets, the Assumed Liabilities, financial condition, operations, results of operations or customer, supplier or employee relations of the Seller and related to the Business; and
          (f) any change, circumstance or event that has had or could reasonably be expected to have a Material Adverse Effect, or could delay or impede the ability of Seller or Buyer to perform its obligations pursuant to this Agreement and to consummate the transactions contemplated hereby;
provided, that, the delivery of any notice pursuant to this Section 6.01 shall not, without the express written consent of each of the other Parties (which consent may be withheld in their respective sole discretion) be deemed to (i) modify the representations, warranties, covenants or agreements hereunder of the Party delivering such notice, or the Disclosure Schedule, (ii) modify any of the conditions set forth in Article IX, (iii) cure or prevent any such inaccuracy or failure, or (iv) limit or otherwise affect the remedies available hereunder or otherwise to the Party receiving such notice, except to the extent the Parties elect to consummate the Closing.
     6.02. Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer, each agree to execute and deliver, and to cause each applicable Affiliate to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to all of the Purchased Assets. Any asset or any liability, all other payments, funds, remittances and all other mail and other communications that are determined by this Agreement or the Parties’ agreement to be or otherwise relate to an Excluded Asset or an Excluded Liability and that is or comes into the possession, custody or control of Buyer (or its successors-in-interest or assigns, or its respective Affiliates) shall forthwith be transferred, assigned or conveyed by Buyer (or its successors-in-interest or assigns, or its respective Affiliates) to Seller. Until such transfer, assignment and conveyance, Buyer (and its respective successors-in-interest and assigns and its respective Affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Buyer shall hold such asset in trust for the benefit of Seller. Any asset or any liability, all other payments, funds, remittances and all other mail and other communications that are determined by this Agreement or the Parties’ agreement to be or otherwise relate to a Purchased Asset or an Assumed Liability and that is or comes into the possession, custody or control of Seller (or its successors-in-interest or assigns, or its respective Affiliates) shall forthwith be transferred, assigned or conveyed by Seller (or its successors-in-interest or assigns, or its respective Affiliates) to Buyer. Until such transfer, assignment and conveyance, Seller (and its respective successors-in-interest and assigns and its respective Affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such Purchased Asset or Assumed Liability except that Seller shall hold such asset in trust for the benefit of Buyer.
     6.03. Certain Filings. Seller and Buyer shall cooperate (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions,

consents, approvals or waivers are required to be obtained from parties to any Assigned Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
     6.04. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. Neither Buyer nor Seller shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the other Parties, unless otherwise advisable or required by applicable law or any listing agreement with or rule and regulations of a securities exchange.
     6.05. Confidentiality Agreement.
          (a) Seller and Buyer shall be bound by the Confidentiality Agreement in accordance with the terms thereto.
          (b) Following the Closing, Seller shall maintain, and shall cause its Affiliates to maintain, in confidence any information it or they may have or it may obtain from Buyer in relation to the Business, other than with respect to the Excluded Assets and the Excluded Liabilities, and such information shall not be disclosed or used by Seller or its Affiliates without the Buyer’s prior written consent, unless such information is (i) otherwise publicly available, (ii) required to be disclosed pursuant to judicial order, regulation or law or (iii) required to be disclosed by the rules of the New York Stock Exchange or any other applicable exchange or quotation system. In the event that Seller or any of its Affiliates or representatives becomes legally compelled to disclose any such information or documents as referred to in this paragraph, Seller shall provide the Buyer with prompt written notice before such disclosure, sufficient to enable the Buyer either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.05(b).
ARTICLE VII
TAX MATTERS
     7.01. Tax Definitions. The following terms, as used herein, have the following meanings:
          “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.
          “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
          “Tax” means any U.S. federal, foreign, state, local or other net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital,

paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax, but excluding any VAT.
          “Tax Code” means the Internal Revenue Code of 1986, as amended.
          “Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns (whether original or amended) relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
          “VAT” means any value added tax.
     7.02. Tax Cooperation; Allocation of Taxes.
          (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the operation of the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes (including any such proceeding ongoing as of the Closing Date) involving the operation of the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.02(a).
          (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. At the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.02(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller and Buyer shall notify each other upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, and which is attributable to both the Pre-Closing Tax Period and the Post-Closing Tax Period, and Buyer shall pay the same to the appropriate taxing authority, provided that Seller shall remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 7.02(b), the other Party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 7.02 and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Tax Code for each day until paid.
          (c) Each of Buyer and Seller shall bear 50% of any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto, but excluding VAT which is addressed in Section 7.03.
     7.03. Value Added Tax.
          (a) Seller and Buyer are registered for VAT as at Closing and assume that the transaction envisaged under this Agreement constitutes a non-taxable business transfer (transfer of going concern) such that no VAT becomes due on that transfer. Seller and Buyer shall use all reasonable efforts to secure such treatment as regards the sale of the Business under this Agreement. Buyer will use and maintain the business for the same entrepreneurial activities as Seller.
          (b) Seller undertakes to retain and preserve any VAT records and documentation relating to its period of ownership of the Business respectively in such a manner and for such period as may be required by applicable law and will allow Buyer, upon Buyer giving adequate notice, sufficient access and copies of such records and documents for Buyer’s taxation purposes.
          (c) If it turns out that the tax authorities treat such transfer either entirely or partly as taxable for VAT purposes and impose VAT, Seller shall give written notice to Buyer thereof without undue delay. In such case, Seller shall procure that Buyer is furnished with a valid VAT invoice in accordance with the relevant VAT provisions. If so, the purchase price is increased by the relevant amount of VAT. The Seller shall pay such amounts to the relevant tax office. Any penalties and interest, other than the penalties or interest arising solely from the failure of Seller to account promptly for VAT to the relevant tax office after receiving the appropriate amount for the VAT payment by Buyer, shall be equally born by Buyer and Seller.
ARTICLE VIII
EMPLOYEE MATTERS
     8.01. Employment Matters Relating to United States Employees.
          (a) Termination. Subject to applicable laws, and no later than immediately prior to the Closing Date, Seller shall terminate the employment of all of the employees engaged in the Business in the United States (collectively, the “US Terminated Employees”). Seller shall provide the US Terminated Employees with any wages, vacation pay, severance, and other compensation or benefits that are due and owing, including those that are due and owing under any applicable Employee Plans and Benefit Arrangements. Seller also shall maintain a welfare plan that will offer to provide continuation health benefits coverage to the US Terminated

Employees who are not hired by Buyer, as required by COBRA, Section 601 et seq. of ERISA, and Section 4908B of the Tax Code.
          (b) US Transferred Employees. Immediately following the Closing, Buyer or one of Buyers’ Affiliates shall offer to employ certain of the US Terminated Employees as listed on Schedule 8.01(b), on an at will basis, meaning they can quit or be discharged at any time and for any reason. Except as otherwise required by law, any such offers to each such individual shall be at such salary and benefit levels that are in the aggregate at least reasonably equivalent to the salary and benefit levels applicable to employees of Buyer with similar responsibilities and tenure. The US Terminated Employees who are hired by Buyer or one of its Affiliates shall be referred to herein as the “US Transferred Employees.”
          (c) Buyer Benefit Plans. Buyer or one of its Affiliates shall provide the US Transferred Employees with the opportunity to participate in all Buyer Benefit Arrangements and Plans. To the extent that the US Transferred Employees become participants in any Buyer Benefit Arrangement and Plan, such Buyer Benefit Arrangement and Plan shall take into account for all purposes, the service of such US Transferred Employees with Seller as if such service were with Buyer, to the same extent that such service was credited under a comparable benefit plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or to the extent the service is beyond (i) the number of years of service that a Buyer Benefit Arrangement and Plan will credit for employment with another employer or (ii) the number of years of service of the employee of Buyer with the greatest number of years of service at such time. In addition, Seller shall, at Buyer’s request, use commercially reasonable efforts to provide or secure any claims or other data Buyer or its Affiliates reasonably need to establish or administer the Buyer Benefit Arrangements and Plans.
          (d) Rollovers. Subject to applicable laws and the terms of the Buyer Benefit Arrangements and Plans and Seller’s Benefit Arrangements and Employee Plans, US Transferred Employees shall be entitled to rollover or transfer their account balances in a tax-qualified defined contribution plan maintained by Seller to a tax-qualified defined contribution Buyer Benefit Arrangement and Plan; provided, however, that such transfer or rollover shall be in cash or cash and the promissory note evidencing the US Transferred Employees obligation under an outstanding participant loan.
          (e) The Buyer’s workers’ compensation program shall be responsible for all claims for benefits for the US Transferred Employees with respect to claims where the date of injury occurs after the Closing Date, and in the case of an occupational disease, the US Transferred Employee was exposed to the occupational hazard after the Closing Date for a period at least equal to the minimum period needed to impose liability for the occupational disease on a new employer.
          (f) Each US Transferred Employee shall be immediately eligible to participate, without any waiting time, in each Buyer Benefit Arrangement and Plan (to the extent that coverage replaces coverage under a comparable welfare benefit plan of Seller, in which such US Transferred Employee participated immediately prior to the Closing). For purposes of each Buyer Benefit Arrangement and Plan providing medical, dental, pharmaceutical and/or vision benefits to any US Transferred Employee, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for such US Transferred Employees and their covered dependents (other than limitations or waiting periods that are already in effect with respect to such US Transferred Employees and dependents and that have not been satisfied as of the Closing Date).
          (g) Any subsequent termination by Buyer of the employment of any US Transferred Employee shall be subject to Buyer’s then existing severance policies as applied to Buyer’s other employees of equivalent seniority.
     8.02. Employment Matters Relating to EU Employees.
          (a) Buyer and Seller agree that the Closing of the transactions contemplated by this Agreement will constitute a relevant transfer for the purposes of the Directive and that such transfer will take place in its entirety on the Closing Date.
          (b) Buyer and Seller agree, that, as a consequence of the Directive, Buyer shall, on the Closing Date, by operation of law enter into the rights and obligations arising from the employment relationships of the EU Employees, to the extent such EU Employees do not validly object to such transfer of their employment relationship under applicable law. Schedule 8.02(b) sets forth a list of EU Employees. All EU Employees who do not make such an objection are referred to herein as the “EU Transferred Employees.”
          (c) Seller agrees that it will not on or before the Closing Date without Buyer’s express written permission:
               (i) make any change to or agree to make any change to the terms and conditions of the EU Employees;
               (ii) provide or agree to provide any non-contractual benefit to any EU Employee or his or her dependants;
               (iii) terminate or take any steps to terminate (constructively or otherwise) the employment of any of the EU Employees, except for cause;
               (iv) offer employment in the Business or assign to the Business any person who is not an EU Employee;
               (v) do anything which may result in the Directive not operating in relation to any of the EU Employees including, for the avoidance of doubt, offering alternative employment or redeployment to or offering to reassign any of the EU Employees outside the Business.
          (d) Seller agrees to notify Buyer within twenty-four (24) hours if any of the EU Employees gives notice to terminate or terminates his or her contract of employment.
          (e) Seller shall, within the restrictions imposed by applicable law:

               (i) procure that in the period up to and including the Closing Date Buyer and its advisors shall be given promptly on request reasonable access to the EU Employees and the Representatives at reasonable times;
               (ii) give Buyer and its advisors reasonable notice of and the opportunity to attend any consultation meeting with the EU Employees and or the Representatives held pursuant to the Directive; and
          (f) As soon as practicable subsequent to the signing of this Agreement, Buyer and Seller shall cooperate in notifying the EU Employees in text format and according to the Directive of the planned transfer of their employment to Buyer. If any claim is raised by an EU Employee based on the notification being incorrect, the party responsible for providing the incorrect information shall indemnify and hold the other party harmless from and against all payments, costs and liabilities arising from such claim.
          (g) Buyer and Seller agree to fully and timely cooperate in transitioning the employments of the EU Employees subject always to compliance with applicable law. Without limiting the generality of the foregoing, Seller shall provide Buyer, as soon as possible after signing of this Agreement and in observation of applicable data protection laws, all data of the EU Employees being necessary for the proper and uninterrupted continuation and administration of their employment subsequent to the Closing Date.
          (h) If following the Closing Date the employment of any employee who is not an EU Employee is found to have transferred to Buyer as a result of the Directive (“Unidentified Employee”), Seller shall indemnify Buyer against each and every liability claim demand expense or cost (including without limitation legal costs and expenses incurred by Buyer in settling, contesting or dealing with any such claim or demand) that Buyer may suffer, incur, sustain, or pay arising from the termination or variation of the contract of employment of any such Unidentified Employee, provided, however, that:
               (i) Seller shall not be liable to indemnify Buyer for the cost of labor if and to the extent that Unidentified Employees are performing work for Buyer;
               (ii) Seller shall choose the legal counsel to conduct any labor litigation with Unidentified Employees and such litigation shall be conducted at Seller’s direction;
               (iii) Buyer shall not offer or pay any severance to Unidentified Employees without prior written approval by Seller.
          (i) Seller shall indemnify Buyer against all losses which may be suffered or incurred by Buyer in connection with the EU Employees which relates to or arises out of any act or omission by Seller or obligation or liability of Seller or any other event or circumstance on or prior to the Closing Date.
          (j) Buyer shall indemnify Seller against all losses which may be suffered or incurred by Seller in connection with the EU Employees which relates to or arises out of any act or omission by Buyer or obligation or liability of Buyer or any other event or circumstance after the Closing Date.

     8.03. Pensions.
     If and to the extent required by the applicable law or the Directive, all company pension entitlements of the EU Employees will transfer to Buyer by operation of law and will be continued by Buyer according to the applicable legal requirements.
     8.04. No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article VIII shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates.
ARTICLE IX
CONDITIONS TO CLOSING
     9.01. Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Closing are subject to the satisfaction or waiver of the following conditions:
          (a) (i) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement; and (ii) no suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against Seller or Buyer or any of their respective Affiliates, associates, officers or directors seeking to prevent the sale of the Purchased Assets or the Business or asserting that the sale of the Purchased Assets or the Business would be illegal.
          (b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been obtained.
     9.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:
          (a) (A) each of the representations and warranties contained in Article III (other than those that address matters as of particular dates) shall be true and correct at and as of the Closing as though then made (disregarding any qualification as to materiality, Material Adverse Effect, or a similar concept) and (B) each of the representations and warranties set forth in Article III that address matters as of particular dates shall be true and correct as of such dates (disregarding any qualification as to materiality, Material Adverse Effect or similar concept), unless in the case of (A) and (B) the failure to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Seller shall have performed or complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing Date, except for such failures to perform or comply that would not reasonably be expected to have a Material Adverse Effect.
          (c) Buyer shall have received a certificate signed by an executive officer of Seller to the effect that the conditions set forth in Sections 9.02(a) and 9.02(b) have been satisfied.
          (d) Without prejudice to Buyer’s rights under Section 9.02(a), Seller shall have delivered to Buyer a revised Disclosure Schedule in accordance with Section 5.04.
          (e) Buyer shall have received the items specified in Section 2.07(c).
          (f) Each of the Consents specified on Schedule 9.02(f) (the “Closing Consents”) shall have been properly executed and delivered by Seller and any required third-parties, and copies thereof shall have been delivered to Buyer.
     9.03. Condition to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver of the following further condition:
          (a) Buyer shall have performed or complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing Date, except for such failures to perform or comply that would not reasonably be expected to have a Material Adverse Effect.
          (b) (A) each of the representations and warranties contained in Article IV (other than those that address matters as of particular dates) shall be true and correct at and as of the Closing as though then made (disregarding any qualification as to materiality, Material Adverse Effect, or a similar concept) and (B) each of the representations and warranties set forth in Article IV that address matters as of particular dates shall be true and correct as of such dates (disregarding any qualification as to materiality, Material Adverse Effect or similar concept), unless in the case of (A) and (B) the failure to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect.
          (c) Seller shall have received a certificate signed by an executive officer of Buyer to the effect that the conditions set forth in Sections 9.03(a) and 9.03(b) have been satisfied.
          (d) Seller shall have received the items specified in Section 2.07(d).
ARTICLE X
SURVIVAL; INDEMNIFICATION
     10.01. Survival. The right to bring claims or assert causes of action for breach of any covenants, agreements, representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until eighteen (18) months after the Closing Date; provided, however, that:
          (a) the covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing;
          (b) the covenants and agreements which by their terms contemplate performance after the Closing shall survive until the date specified in this Agreement or the Ancillary Transfer Documents as the termination date for such covenants and agreements, or if no such date is specified, then such covenants and agreements shall survive until the expiration of any statute of limitations; and
          (c) the representations and warranties contained in Section 3.01, Section 3.02, Section 3.08(a), Section 3.19, Section 3.23, Section 4.01, Section 4.02 and Section 4.07 and any indemnification obligations of any Party in connection therewith shall continue in full force and effect until sixty (60) days after the expiration of the statute of limitations applicable to the matters to which such representations relate (collectively, the “Special Representations”).
     Notwithstanding the foregoing provisions of this Section 10.01, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.02 (Indemnification) shall survive the time at which it would otherwise terminate, if notice with reasonable specificity of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.
     10.02. Indemnification.
          (a) Subject to the limitations set forth in this Article X, Seller shall indemnify, defend and hold harmless Buyer from and against any and all damage, loss, liability, claim, cost, fine, penalty or expense (including expenses of investigation, preparation and defense, reasonable attorneys’ fees and expenses and all other fees and expenses incurred by Buyer in connection with any action, suit or proceeding), Lien or other obligation of any nature whatsoever (collectively, “Loss”) to which Buyer becomes subject as a result of, arising out of or based on, directly or indirectly, any of the following, or any claim alleging any of the following:
               (i) any breach of, any representation or warranty made by Seller pursuant to this Agreement, any Ancillary Transfer Document;
               (ii) any breach of a covenant or agreement made or to be performed by Seller pursuant to this Agreement or any Ancillary Transfer Document;
               (iii) any Excluded Liability or any obligation or liability relating to the Excluded Assets; or
               (iv) any liabilities relating to Beckmann Claims to the extent such liabilities relate to service of the EU Employees with Seller prior to Closing.

          (b) Subject to the limitations set forth in this Article X, Buyer shall indemnify, defend and hold harmless Seller from and against any Loss to which Seller becomes subject as a result of, arising out of or based on, directly or indirectly, any of the following, or any claim alleging any of the following:
               (i) any breach of any representation or warranty made by Buyer pursuant to this Agreement or any Ancillary Transfer Document;
               (ii) any breach of a covenant or agreement made or to be performed by Buyer pursuant to this Agreement, any Ancillary Transfer Document; or
               (iii) any Assumed Liability.
          (c) Payments made pursuant to this Article X are adjustments to the Purchase Price.
     10.03. Certain Limitations.
          (a) Seller shall have no obligation to indemnify or hold harmless Buyer under Section 10.02(a)(i) above, and Buyer shall have no obligation to indemnify or hold harmless Seller under Section 10.02(b)(i) above, in each case except to the extent that the aggregate amount of Losses incurred by such Indemnified Party exceeds $250,000, in which case the Indemnifying Party shall be responsible for the entire amount of such claims, subject to the other limitations in this Article X.
          (b) Seller shall have no obligation to indemnify Buyer with respect to the German Pension Plan Liabilities or any claims arising under or relating to the German Pension Plan.
          (c) EXCEPT IN THE CASE OF FRAUD, IN NO EVENT SHALL SELLER’S CUMULATIVE LIABILITY FOR INDEMNIFICATION PAYMENTS PURSUANT TO SECTION 10.02(a)(i) OR IN RESPECT OF THE BREACH BY SELLER OF ANY COVENANT OR AGREEMENT MADE OR TO BE PERFORMED BY SELLER PURSUANT TO THIS AGREEMENT PRIOR TO CLOSING EXCEED, IN THE AGGREGATE, $1,750,000.
          (d) The limitations provided for in clauses (a) and (c) of this Section 10.03 shall not apply to any Loss arising out of any breach of the Special Representations.
          (e) Seller shall not be obligated to indemnify or hold harmless Buyer with respect to any Loss that is stated as a liability on the Closing Balance Sheet to the extent of such stated liability, or for which a reserve was made on the Closing Balance Sheet to the extent of such reserve, other than those liabilities and reserves indentified in the calculation of the Closing Net Asset Value as an Excluded Liability.
          (f) Seller shall have no obligation to indemnify Buyer for consequential damages, special damages, incidental damages, indirect damages, lost profits, unrealized expectations or other similar items, nor shall any damages be calculated using a “multiplier” or any other similar method having a similar effect.
          (g) In determining the foregoing thresholds and in otherwise determining the amount of any Loss for which the Buyer is entitled to assert a claim for indemnification hereunder, the amount of any such Loss shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention and resulting retrospective premium adjustment) or other third party recoveries actually received by the Buyer or any subsidiary of the Buyer in respect of such Loss (which insurance proceeds the Buyer agrees to use, or to cause any subsidiary of the Buyer to use, commercially reasonable efforts to obtain) and the amount of any Tax benefit related thereto. If an indemnification payment is received by the Buyer, and the Buyer or any subsidiary of the Buyer later receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Loss, the Buyer shall promptly pay to the Seller a sum equal to the lesser of (y) the actual amount of such insurance proceeds, other third party recoveries and Tax benefits or (z) the actual amount by which the indemnification payment previously paid by the Seller with respect to such Loss would have been reduced had such proceeds been collected prior to the determination thereof.
     10.04. Procedure for Indemnification.
          (a) Any Party making a claim for indemnification hereunder (an “Indemnified Party”) shall promptly notify the indemnifying Party (an “Indemnifying Party”) of the claim in writing, describing the claim in reasonable detail, the estimated amount thereof (to the extent known and quantifiable) , and the basis therefor; provided, that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such prompt notice.
          (b) If a claim for indemnification hereunder is based on a claim by a third party, the Indemnifying Party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party, and, in connection therewith, the Indemnified Party shall cooperate fully with the reasonable requests of the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control reasonably requested by the Indemnifying Party; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice at its expense. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume or continue to control the defense if the Indemnifying Party fails to defend the proceeding in good faith. If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of any such claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.
     10.05. Remedies Exclusive. The remedies provided in this Article X, together with the remedies provided for in the Letter Agreement, shall be the exclusive remedies of the Parties hereto after the Closing for monetary damages in connection with the transactions contemplated by this Agreement (other than for fraud), including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein. No Party may commence any suit, action or proceeding against any other Party hereto or any of their respective Affiliates with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such Party’s express rights under this Article X and under the Letter Agreement.
ARTICLE XI
TERMINATION
     11.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written agreement of Seller and Buyer;
          (b) by either Party if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;
          (c) by either Party if the Closing does not occur on or prior to October 31, 2007; provided that such termination right shall not be available to a Party that has failed to fulfill its obligations under this Agreement or whose acts or omissions have been a significant cause of the Closing not occurring on or before such date;
          (d) by Seller, if: (A) there has been a misrepresentation or breach by Buyer of a representation or warranty contained herein such that Buyer could not deliver to Seller at Closing an accurate certificate as contemplated by Section 9.03(c), (B) Buyer has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within ten (10) Business Days after written notice thereof from Seller; or (C) any condition to Seller’s obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Buyer; or
          (e) by Buyer, if: (A) there has been a misrepresentation or breach by Seller of a representation or warranty contained herein such that Seller could not deliver to Buyer at Closing an accurate certificate as contemplated by Section 9.02(c); (B) Seller has committed a breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within ten (10) Business Days after written notice thereof from Buyer; or (C) any condition to Buyer’s obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Seller.
          The Party desiring to terminate this Agreement under clause (b), (c), (d) or (e) shall give notice of such termination to the other Parties.
     11.02. Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided that if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of the other Parties or to perform a covenant of this Agreement or from a willful breach by a Party to this Agreement, such Party shall be fully liable for any Loss incurred or suffered by the other Party as a result of such failure or breach. The provisions of Section 11.02, as well as Sections 6.04 (Public Announcements), 6.05 (Confidentiality Agreement), and Article XII shall survive any termination hereof pursuant to Section 11.01.
ARTICLE XII
MISCELLANEOUS
     12.01. Notices. All notices, requests and other communications to either Party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below; receipt shall be deemed to occur on the date of actual receipt or, if sent by a nationally recognized, next-day delivery service, on the first Business Day after deposit with such service. All such communications shall be addressed as follows:
if to Buyer, to:
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA 15024
Attn: Sara M. Antol, Esq.
Telecopy: 412-820-1539
with a copy to:
Babst, Calland, Clements and Zomnir, P.C.
Two Gateway Center, 7th Floor
Pittsburgh, PA 15222
Attn: Christian A. Farmakis, Esq.
Telecopy: 412-394-6576
if to Seller:
Teradyne, Inc.
700 Riverpark Drive MS-NR700-2-3
North Reading, MA 01864
Attn: General Counsel
with a copy to:
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attn: William B. Asher, Jr., Esq.
Telecopy: (617) 248-4000

or such other address or Persons as the Parties may from time to time designate in writing in the manner provided in this Section 12.01.
     12.02. Amendments; Waivers.
          (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.
          (b) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     12.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
     12.04. Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, (a) the Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets and assume all or a portion of the Assumed Liabilities, but no such transfer or assignment will relieve the Buyer of its obligations hereunder and (b) this Agreement may be assigned by the Buyer or the Seller to any Person acquiring a material portion of the assets, business or securities of the Buyer or Seller, as the case may be, whether by merger, consolidation, sale of assets or securities or otherwise. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
     12.05. Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts, without regard to the conflicts of law rules of such state. Each Party hereby agrees that, any proceeding relating to this Agreement and the transactions contemplated hereby shall be brought in a state or federal court located in The Commonwealth of Massachusetts. Each Party hereby consents to personal jurisdiction in any such action brought in any such Massachusetts state or federal court, consents to service of process by registered mail made upon such Party and such Party’s agent and waives any objection to venue in any such Massachusetts state or federal court and any claim that any such Massachusetts state or federal court is an inconvenient forum.
     12.06. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.06.
     12.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any signature page delivered by a facsimile machine or electronic mail is binding to the same extent as an original signature page with regard to this Agreement, any Ancillary Document or any amendment hereto or thereto.
     12.08. Entire Agreement. This Agreement, together with the Disclosure Schedule and Exhibits attached hereto, the Ancillary Documents, the Letter Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto.
     12.09. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.
     12.10. Severability. This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.
     12.11. Headings. The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.
     12.12. Terms. All references herein to Articles, Sections, Disclosure Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural shall include the other as the context may require. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection or other subdivision. The words “include” and “including” shall not be construed as terms of limitation.
     12.13. No Third Party Beneficiaries. Except as expressly contemplated in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     12.14. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TOLLGRADE COMMUNICATIONS, INC.
By:	/s/ Sara M. Antol
	Name:	Sara M. Antol
	Title:	General Counsel & Secretary

TERADYNE, INC.
By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	VP, CFO & Treasurer